Exhibit 2.1
Notarial Deed Nr. 6496/2015
ms / 12857
AGREEMENT
ON
THE SALE AND TRANSFER OF SHARES
IN A
GERMAN LIMITED LIABILITY COMPANY (GMBH)

Before me,
Dr. Bernhard Schaub
Notary in Munich
appeared on twentieth October two thousand fifteen
– 20. October 2015 –
in my offices at Tal 12, 80331 Munich, Germany:

1	Mr. Dr. Florian Schütz, born on 20. September 1969, resident 1751 Hawthorne St, Sarasota, FL 34239, USA,, identified by Identity-Card acting

1.1	in his own name and

1.2
as Managing Director on behalf of Career Partner GmbH, a company incorporated under the laws of the Federal Republic of Germany, with its registered offices at Welfenstraße 22, 81541 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under docket no. HRB 168017, and on behalf of powers of attorney, the originals of which have been on hand while notarization and certified copies of which are attached to this deed for

1.3	Mr. Dr. Michael Weber, born on 18. October 1971, resident Liebigstr. 10b, 80538 Munich, Germany,

1.4	Mr. Prof. Dr. Peter Thuy, born on 9. March 1961, resident Germersreuth 41, 95234 Sparneck, Germany,

1.5
PROAKTIV Holding GmbH, a company incorporated under the laws of the Federal Republic of Germany, with its registered offices at Säggasse 10, 83666 Waakirchen-Schaftlach, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under docket no. HRB 138075,

1.6	Mr. Dr. Sven Schütt, born on 18. August 1972, resident Kornblumenweg 14a, 81545 Munich, Germany,

1.7	Mr. Oliver Dange, born on 2. September 1965, resident Kapellenstraße 13, 61440 Oberursel, Germany.

2	Mr. Florian Buddemeier, born on 26. May 1984, business address: c/o AUCTUS Capital Partners AG, Prinzregentenstr. 18, 80538 Munich, identified by Identity-Card, not acting in his own name but on behalf of powers of attorney, the originals of which have been on hand while notarization and certified copies of which are attached to this deed for

2.1
MFBay Mittelstandsfonds Bayern GmbH, a company incorporated under the laws of the Federal Republic of Germany, with its registered offices at An den Römerhügeln 1, 82031 Grünwald, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under docket no. HRB 149476,

2.2
AUCTUS II B GmbH & Co. KG, a limited partnership incorporated under the laws of the Federal Republic of Germany, with its registered offices at An den Römerhügeln 1, 82031 Grünwald, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under docket no. HRA 90454,

2.3
Career Partner Co-Investment GbR, a civil law association under the laws of the Federal Republic of Germany, whose shareholders are Attegia GmbH, Grünwald, Dr. Nicolas Himmelmann, Jörg Grüneisen, Dr. Daniel Meuthen, Georg Görlich, Christoph Blanke, Auctus Management GmbH & Co. KG, Grünwald, Dr. Ingo Krocke and Florian Buddemeier, business address: Prinzregentenstr. 18, 80538 Munich, Germany.

3	Mr. Sebastian Decker, born on 7. May 1983, business address: c/o DLA Piper UK LLP, Jungfernstieg 7, 20354 Hamburg, identified by Identity-Card not acting in his own name but on behalf of powers of attorney, the originals of which have been on hand while notarization and certified copies of which are attached to this deed for

3.1
Apollo Global Germany GmbH, a company incorporated under the laws of the Federal Republic of Germany, with its registered offices at c/o DLA Piper UK LLP, Jungfernstieg 7, 20354 Hamburg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, under docket no. HRB 135556,

3.2
BPP Holdings Limited, a corporation incorporated under the laws of England and Wales, with its business seat at BPP House, Aldine Place, 142-144 Uxbridge Road, London W12 8AA, registered with the Companies House under company number 01245304.

The persons appearing requested this deed to be recorded in the English language. The acting notary who is in sufficient command of the English language ascertained that the persons appearing are also in sufficient command of the English language.
As far as the Annexes to this deed are done in the German language, this deed has been recorded in the German language. The acting notary, who is in sufficient command of the German language, ascertained that the persons appearing are also in sufficient command of the German language.
After having been instructed by the acting notary, the persons appearing waived their rights to obtain the assistance of a sworn interpreter and to obtain a certified translation of this deed.

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The persons appearing declared as follows requesting that it be notarized:

AGREEMENT
ON
THE SALE AND TRANSFER OF SHARES
IN A
GERMAN LIMITED LIABILITY COMPANY (GMBH)

by and between

1.	MFBay Mittelstandsfonds Bayern GmbH,
- hereinafter also referred to as the “Seller 1”–

2.	Auctus II B GmbH & Co. KG
- hereinafter also referred to as the “Seller 2”–

3.	Career Partner Co-Investment GbR
- hereinafter also referred to as the “Seller 3” –

4.	Dr. Florian Schütz
- hereinafter also referred to as the “Seller 4” –

5.	Dr. Michael Weber
- hereinafter also referred to as the “Seller 5” –

6.	Prof. Dr. Peter Thuy
- hereinafter also referred to as the “Seller 6” –

7.	PROAKTIV Holding GmbH
- hereinafter also referred to as the “Seller 7” –

8.	Dr. Sven Schütt
- hereinafter also referred to as the “Seller 8” –

9.	Oliver Dange

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- hereinafter also referred to as the “Seller 9” –
- Seller 1 through Seller 9 hereinafter also each individually referred to as a “Seller” and also collectively the “Sellers” -

10.
Apollo Global Germany GmbH, a company incorporated under the laws of the Federal Republic of Germany, with its registered offices at c/o DLA Piper UK LLP, Jungfernstieg 7, 20354 Hamburg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, under docket no. HRB 135556

- hereinafter also referred to as the “Purchaser” -

11.
Career Partner GmbH, a company incorporated under the laws of the Federal Republic of Germany, with its registered offices at Welfenstraße 22, 81541 Munich, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany, under docket no. HRB 168017

- hereinafter also referred to as the “Company” -
- the Sellers, the Purchaser and the Company also each individually referred to as a “Party” and also collectively the “Parties” -

12.
BPP Holdings Limited, a corporation incorporated under the laws of England and Wales, with its business seat at BPP House, Aldine Place, 142-144 Uxbridge Road, London W12 8AA, registered with the Companies House under company number 01245304

- hereinafter also referred to as the “Purchaser’s Guarantor” (becoming party to this Agreement in accordance with and for purposes of clause 22.2 only) –

Reference is made to the reference deed (Bezugsurkunde), notarial deed nr. 6495/2015, dated 19 and 20 October 2015, of the acting Notary, comprising the Annexes referred to in this deed. The reference deed, the original of which was on hand during the notarization, constitutes an integral part of this deed. The individuals present declare to have knowledge of the reference deed and each of them waived the right to have the reference deed read again aloud and to have it attached to this deed. The individuals present are informed that hereby the Annexes become an integral part of this deed. The individuals present approve the declarations that were made in the reference deed on their behalf.

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Table of Contents

DEFINITIONS		6
LIST OF ANNEXES		10
1	Recitals and Introductory Provisions	14
2	Certain Rules of Construction and Interpretation	18
3	Sale (Verkauf) and Transfer (Abtretung) of Shares	19
4	Repayment of the Shareholder Loans	20
5	Effective Date, Signing Date	20
6	Consideration	20
7	Determination of Share Purchase Price	21
8	HSP Procedural Rules and HSP 2 Escrow	27
9	Earn-Out	34
10	General Rules for Payments / Default Interest	41
11	Closing	41
12	Independent Guarantee Undertakings of the Sellers	45
13	Rules of Conduct	59
14	Legal Consequences in Case of a Breach of Warranties; Violations of Rules of Conduct; Indemnity	60
15	Independent Guarantee Undertakings of the Purchaser	70
16	Indemnities and Covenants by Purchaser	70
17	Tax Indemnity	71
18	Non-Compete and Non-Solicit	75
19	Confidentiality	76
20	Delveo Carve-Out	77
21	Costs	79
22	Final Provisions	79

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DEFINITIONS

2014 Financial Statements	47	Company	4
2016 EBITDA Calculation	37	CP 2. Beteiligungs	15
2016 Year-End Accounts	37	Debt	21
Actual Earn-Out Amount	34	Default	37
Actual HSP 2 Amount	17	Delveo Blocked Account	77
Additional HSP 2 Escrow Amount	33	Delveo Business	78
Affiliate(s)	43	Delveo Call Option	76
AktG	46	Delveo Call Option Withdrawal	77
ARFH Lender	15	Delveo Employees	76
ARFH Lender Redemption Amount	15	Delveo Exercise Period	76
Back Surety	16	Delveo GmbH	76
Bank Redemption Amount(s)	16	Disclosed Documents	63
BGB	19	Earn Out Holdback Amount	39
Blocked Third Party Claim Amount	31	Earn-Out	33
Business Day	40	Earn-Out Cap	34
Career Group	14	EBITDA	34
Cash	21	EFBH Financing	16
Closing	43	EFBH Financing Redemption Amount	16
Closing Actions	43	EFBH Lender	15
Closing Conditions	41	Effective Date	20
Closing Date	41	Effective Date Accounts	24
Closing Memorandum	44	Effective Date Cash	21

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Effective Date Debt	21	First Release Date Claims	30
Effective Date NWC	21	German GAAP	25
Effective Date NWC Deviation	21	Group	14
Enterprise Value	21	Group Company/Companies	14
Escrow Account	22	HGB	20
Escrow Agent	22	HSP 1	17
Escrow Agreement	23	HSP 1 Amount	17
Escrow Amount	22	HSP 2	17
Estimated Cash Amount	22	HSP 2 1st Tranche Grant	17
Estimated Share Purchase Price	22	HSP 2 2nd Tranche Grant	17
Excluded Liquidity Needs Matters	39	HSP 2 2nd Tranche Grant Payments	17
Existing Bank Financing	15	HSP 2 2nd Tranche Grant Handling Costs	67
Existing Key Personnel Contracts	18	HSP 2 Escrow Account	28
Existing Lender(s)	15	HSP 2 Escrow Agreement	28
Existing Permits	48	HSP 2 Escrow Amount	22
Existing Security	15	HSP 2 Excess Event	33
Existing Vendor Loan	15	HSP 2 Indemnification Claims	67
Final Claims	23	HSP Matter	27
Final Effective Date Accounts	26	Indemnifiable Claim	62
Final Financial Statement	26	Indemnifiable Taxes	70
Financial Statement	25	InsO	47
First HSP 2 Escrow Pay Out Amount	30	Interim Period	58
First HSP 2 Release Base Amount	29, 31	IP Rights	49
First HSP 2 Release Date	29	IUBH	16

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Joint Sellers' Account	40	Restated Guarantee Facility	16
Long Stop Date	43	Restricted Businesses	74
Material Agreements	50	Revised Accounts/Calculation	38
Neutral Auditor	26	Revised Effective Date Accounts	25
NWC	21	Revised Financial Statement	25
Overall Liability Cap	62	Second HSP 2 Escrow Pay Out Amount	30
Party/Parties	4	Second HSP 2 Release Base Amount	30
Post Closing Additional Liquidity Needs	39	Second HSP 2 Release Date	30
Pre- Closing Shareholder Redemption Amount	15	Second Release Date Claims	30
Professional Standards Of Duty And Care	63	Seller 1	3
Projected HSP 2 2nd Tranche Grant Payments	15	Seller 2	3
Purchase Price Adjustment	27	Seller 3	3
Purchaser	4	Seller 4	3
Purchaser’s Group	35	Seller 5	3
Purchaser’s Guarantor	4	Seller 6	3
Recoverable HSP 2 2nd Tranche Handling Costs	67	Seller 7	3
Rejected HSP 2 Indemnification Claims	32	Seller 8	3
Relevant Adjusted EBITDA 2016	34	Seller 9	3
Relevant Business Plan	68	Seller(s)	4
Relevant Tax Period	70	Seller`s Best Knowledge	57
Remaining Shareholder Redemption Amounts	15	Seller’s Knowledge	57
Repayment Claims	14	Sellers' Agent	81
		Share Purchase Price	21
		Share(s)	14

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Shareholder Loan(s)	15	Taxes	54
Signing Date	20	Territories	74
Sold Shares	14	Third HSP 2 Release Date	30
Subsidiary/Subsidiaries	14	Third Party Claim	60
Tax	54	Transaction	18
Tax Burden	73	True and Fair Disclosures	63
Tax Indemnification Claims	70	VAT	22
Tax Indemnification Obligation	70	VD Lender	15
Tax Matters	71	VD Lender Redemption Amount	16
Tax Refund	73	ZPO	26
Tax Saving	71

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LIST OF ANNEXES

Annex 1.2	Subsidiaries
Annex 1.3-1	Repayment Claims under Shareholder Loans as of Signing Date
Annex 1.3-2	Confirmation Letters re Repayment Claims
Annex 1.5-1	Existing Bank Financing
Annex 1.5-2	Release Letter and Release Agreement with Existing Lenders re Existing Security, Restated Guarantee Facility (Appendix 2), Back Surety (Appendix 3)
Annex 1.5-3	Confirmation Letter VD Lender
Annex 1.5-4	EFBH Financing / Confirmation Letter EFBH Lender
Annex 1.5-5	Confirmation Letter ARFH Lender
Annex 1.7.2	Payments under HSP 2 including 1st and 2nd tranche grant order
Annex 1.7.3	HSP Applications before Closing Date
Annex 1.8	Existing Key Personnel Contracts
Annex 3.4	Shareholders' Approval
Annex 7.1	Sample Calculation of Effective Date Cash, Effective Date Debt, Effective Date NWC
Annex 7.1.2	Cash
Annex 7.1.3	Debt
Annex 7.1.4-1	Net Working Capital
Annex 7.1.4-2	Calculation Methodologies
Annex 7.4.2	Escrow Agreement
Annex 8.1.1	Persons staying in charge handling HSP 2 Matter
Annex 8.2.2	HSP 2 Escrow Agreement
Annex 9.1	Calculation Examples
Annex 9.3 f	Disregarded Expenses

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Annex 9.11	Example of information package
Annex 9.13.2	Cash flow generating tools
Annex 10.2-1	Joint Sellers’ Account
Annex 10.2-2	Purchaser’s Account
Annex 11.1.1	Form and content of HSP2 2nd Tranch Grant Order
Annex 11.4.1	Notification Letter
Annex 11.4.2-1	Draft Resignation Letter of Supervisory Body Member
Annex 11.4.2-2	Resigning Supervisory Body Members
Annex 11.6	Closing Memorandum
Annex 12.2.4	Company’s Articles of Association
Annex 12.2.5	Excerpt from Commercial Register
Annex 12.2.6	Shareholdings in and Ownership Rights with regard to other Companies or Enterprises
Annex 12.2.7	Subsidiaries
Annex 12.2.9	Subsidiaries' Articles of Association
Annex 12.2.10	Excerpts from Commercial Register of Subsidiaries
Annex 12.3.2	2014 Financial Statements
Annex 12.3.3	Assets
Annex 12.4.2	Existing Permits
Annex 12.4.4	IP Rights
Annex 12.4.5	Material Leases and Licenses
Annex 12.4.6	Insurances
Annex 12.4.7	Branch Offices, Business Operations, Business Units or Subsidiary Enterprises

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Annex 12.4.8	Agreements between Group Companies and Sellers and/or their Affiliates
Annex 12.4.9	Business Conduct
Annex 12.4.10	Material Agreements
Annex 12.4.12	Agreements conflicting with the SPA
Annex 12.5.1	List of Employees
Annex 12.5.3	Service Contracts of Managing Directors
Annex 12.5.4	Bonus Plans or Programs
Annex 12.5.5	Offer of Employment or Engagement
Annex 12.5.6	Loans or Advances to Employees
Annex 12.5.7	Works Council
Annex 12.5.8	Reconciliation of Interests Agreements, Works Agreements, Collective Bargaining Agreements
Annex 12.5.9	List of Employees Subject to Old Age Part Time Agreements
Annex 12.5.15	List of Employees with Vested Entitlements and Pensioners with ongoing Pensions
Annex 12.5.18	Pension Commitments
Annex 12.6	Litigation
Annex 12.7.1	Public Subsidy Grant Orders and Agreements
Annex 12.8.2	Liabilities arising from acquisitions and disposals
Annex 12.8.2 (i)	List of acquisitions and disposals
Annex 12.9.2	Tax Returns
Annex 12.9.6	Taxing Authority Investigations
Annex 12.9.11	Holding Periods
Annex 12.9.13	Fiscal unities
Annex 12.10.2	Current or Former Government Officials

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Annex 12.10.3	Persons interacting with Government Officials
Annex 12.10.4	Disclosed Acts
Annex 12.12.2	Other Contractual Claims
Annex 13.2.2	Approved CAPEX Budget
Annex 14.6.1	Actual Knowledge imputed to the Purchaser
Annex 14.6.2-1	Disclosed Documents
Annex 14.6.2-2	Data Room DVD
Annex 14.8.1.3	HSP 2 2nd Tranche handling costs
Annex 14.8.4	Relevant Business Plan
Annex 16.2	Indemnified Persons
Annex 17.4.2	Principles on Tax handling HSP matters
Annex 20.4	Delveo Business

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1	Recitals and Introductory Provisions

1.1
The Company’s object is to acquire participations in operative companies as well as to directly run educational institutions. The Company is also entitled to enter into service agreements with its subsidiaries and to render services against consideration. The Company’s share capital registered with the commercial register amounts to EUR 118.589,00 (in words: one hundred eighteen thousand five hundred eighty nine euros) and is currently held as follows:

Share-holder	Nominal amount of shares in EUR	Number of shares	Sum of nominal amounts of shares	Serial number of shares
Seller 1	25,000	1	EUR 25,000	1
Seller 1	9,900	1	EUR 9,900	2
Seller 1	5,325	1	EUR 5,325	9
Seller 2	34,900	1	EUR 34,900	3
Seller 2	5,325	1	EUR 5,325	10
Seller 3	5,250	1	EUR 5,250	4
Seller 3	800	1	EUR 800	11
Seller 4	23,000	1	EUR 23,000	5
Seller 5	1,950	1	EUR 1,950	6
Seller 6	1,500	1	EUR 1,500	7
Seller 6	1,550	1	EUR 1,550	8
Seller 7	3,057	1	EUR 3,057	12
Seller 8	913	1	EUR 913	13
Seller 9	119	1	EUR 119	14
Total	118,589	14	EUR 118,589	1-14

(the abovementioned shares hereinafter each individually also referred to as a “Share” and collectively also referred to as the “Shares”, the Shares hereinafter also collectively referred to as the “Sold Shares”).

1.2
The Company directly and indirectly holds shares and participations in domestic companies as shown in more detail in Annex 1.2 (hereinafter collectively also referred to as the “Subsidiaries”, individually a “Subsidiary ”). The Company and the Subsidiaries individually or collectively the “Group Company(ies)”. The Subsidiaries are also predominantly engaged in the contact educational sector. The Company and the Subsidiaries are hereinafter also collectively referred to as the “Career Group” or the “Group”.

1.3	Certain Sellers have claims for repayment (Rückzahlungsansprüche) of the principal amount (Darlehensbetrag) and for payment of interest accrued (aufgelaufene Zinsen) against the

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Company (including such interest until the respective date of redemption, collectively the “Repayment Claims”) under certain shareholder loans as specified and calculated as of the date hereof in Annex 1.3-1 (hereinafter each also individually referred to as a “Shareholder Loan” and collectively as the “Shareholder Loans”) (Gesellschafterdarlehen). The Shareholder Loans granted by Seller 2 shall be partly repaid by the Company in the amount of either (x) EUR 2,569,000.-- (in words: two million five hundred sixty nine thousand euros), if the actual HSP 2 2nd Tranche Grant Payments amount to EUR 15,077,500 (in words: fifteen million seventy seven thousand five hundred euros, the “Projected HSP 2 2nd Tranche Grant Payments” or more, or (y) the amount of EUR 2,569,000.-- (in words: two million five hundred sixty nine thousand euros) minus the amount by which the actual HSP 2 2nd Tranche Grant Payments fall short of the Projected HSP 2 2nd Tranche Grant Payments (the respective amount under (x) or (y) hereinafter the “Pre Closing Shareholder Redemption Amount”) to Seller 2 before the Closing Date, the remaining amounts of all Repayment Claims under the Shareholder Loans (i.e. less the Pre Closing Shareholder Redemption Amount), including interest accrued thereon until the respective redemption, as confirmed by the respective creditors in the respective confirmation letter substantially in the form attached hereto as Annex 1.3-2 (the “Remaining Shareholder Redemption Amounts”), shall be repaid on the Closing Date as set out in clause 4.1. Any repayment shall be confirmed in writing by the respective Sellers. The funds required to repay the Remaining Shareholder Redemption Amounts shall be injected by the Purchaser into the Company pursuant to clause 4.1.

1.4	The Purchaser´s Guarantor is the economic and legal owner of 100% of the registered share capital of the Purchaser.

1.5
The Group has been granted bank loans and other financial instruments by Norddeutsche Landesbank Girozentrale as arranger and security agent and NORD/LB Luxembourg S.A. Covered Bond Bank (formerly Norddeutsche Landesbank Luxemburg S.A.) as lead bank (hereinafter collectively also referred to as the "Existing Lender(s)") as exhaustively listed and detailed in Annex 1.5-1 (hereinafter also referred to as the "Existing Bank Financing"). The Existing Bank Financing is secured by pledges, and other security over assets of the Group and shares in the Company and certain other Subsidiaries as exhaustively listed and detailed in the recitals of the release agreement with the Existing Lenders substantially in the form attached hereto as Annex 1.5-2 (hereinafter also referred to as the "Existing Security").

Career Partner 2. Beteiligungsgesellschaft mbH, registered with the commercial register of Munich under docket number HRB 186424 (“CP 2. Beteiligungs” ) and merged with the Company with effect as of September 23, 2015, had been granted an unsecured vendor loan by Proaktiv Holding GmbH, registered with the commercial register of the local court (Amtsgericht) Munich, Germany, under docket number 138075 (hereinafter the “VD Lender”) in the principal amount of EUR 3,900,000.00 (hereinafter the “Existing Vendor Loan”).
In addition to the Existing Vendor Loan, the Company has been granted an unsecured vendor loan by ARFH Beteiligungs GbR (hereinafter the “ARFH Lender”) in the principal amount of EUR 272,200 (in words: two hundred seventy two thousand two hundred euros) (together with any interest thereon until the date of its redemption the “ARFH Lender Redemption Amount” as confirmed by the ARFH Lender by confirmation letter substantially in the form attached hereto as Annex 1.5-5).

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IUBH (as defined below) owes Career Partner Bildungsfonds GmbH, Bad Honnef (hereinafter the “EFBH Lender”) as of the date hereof an unsecured amount of EUR 1,050,809.05 (in words: one million fifty thousand eight hundred and nine euros and five cents) (the “EFBH Financing”) as specified in further detail in Annex 1.5-4.
(i) Subject to clause 1.6 the Existing Bank Financing (including any interest accrued thereon until the date of its redemption the “Bank Redemption Amount”) as well as (ii) the Existing Vendor Loan (including any interest accrued thereon until the date of its redemption) as confirmed by the VD Lender by confirmation letter substantially in the form attached hereto as Annex 1.5-3 (“VD Lender Redemption Amount”) as well as (iii) the EFBH Financing (including any interest accrued thereon until the date of its redemption) as confirmed by the EFBH Lender by confirmation letter substantially in the form attached hereto as Annex 1.5-4 (“EFBH Financing Redemption Amount”) and (iv) the ARFH Lender Redemption Amount as confirmed by the ARFH Lender by confirmation letter substantially in the form attached hereto as Annex 1.5-5 shall be redeemed (zurückgezahlt) between the date hereof and the Closing Date and the respective repayment shall be confirmed in writing by the Existing Lenders as well as the VD Lender, the EFBH Lender and the ARFH Lender, respectively. The Existing Security – subject to clause 1.6 – shall be released in accordance with and subject to the (i) release agreement with the Existing Lenders substantially in the form attached hereto as Annex 1.5-2 and (ii) release letter by the Existing Lenders substantially in the form attached hereto as Appendix 4 to Annex 1.5-2.
The confirmation letters regarding the Remaining Shareholder Redemption Amounts substantially in the form attached hereto as Annex 1.3-2, the release agreement with the Existing Lenders substantially in the form attached hereto as Annex 1.5-2, the release letter by the Existing Lenders substantially in the form attached hereto as Appendix 4 to Annex 1.5-2, the confirmation letter by the VD Lender substantially in the form attached hereto as Annex 1.5-3 and the confirmation letter by the EFBH Lender substantially in the form as attached as Annex 1.5-4 and the confirmation letter by the ARFH Lender substantially in the form attached hereto as Annex 1.5-5 as well as payment confirmations by each of such creditors (other than the Shareholders regarding the Remaining Shareholder Redemption Amounts) shall be Closing Conditions pursuant to clause 11.1 of this Agreement.

1.6
The Parties agree that the guarantee facility (Avalkreditlinie) granted by the Existing Lenders which has been drawn and is currently used as shown in more detail in Annex 1.5-2 shall in the context of the redemption of the Existing Bank Financing be restated by an agreement substantially in the form attached in Appendix 2 to Annex 1.5-2 (hereinafter the “Restated Guarantee Facility”) with the execution of such Restated Guarantee Facility being Closing Condition pursuant to clause 11.1 of this Agreement and shall remain in place after the Closing Date in an amount of EUR 2,000,000.-- (in words two million euros). The security still granted for the Restated Guarantee Facility shall – subject to the proper execution and/or proper waiver of the Closing Conditions and Closing Actions - be released and the Restated Guarantee Facility shall be secured by the back surety granted by JP Morgan (the “Back Surety”) as shown in more detail in Appendix 3 to Annex 1.5-2.

1.7	HSP

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1.7.1
The Group Company Internationale Hochschule Bad Honnef Bonn GmbH, registered with the commercial register of the local court of Siegburg under docket number HRB 10025 (“IUBH” ), has received payments based on public subsidy grants and a public subsidy grant agreements, respectively under the Verwaltungsvereinbarung zwischen Bund und Ländern über den Hochschulpakt 2020 vom 20. August 2007 (Bundesanzeiger Nr. 171 vom 12. September 2007 pp. 7480 et seqq., hereinafter "HSP 1") as shown in more detail (including the respective grants) in Annex 1.7.1 (any such amounts received by the Company under HSP 1 hereinafter collectively “HSP 1 Amount”).

1.7.2	Furthermore, IUBH
(x) has received payments under public subsidy grants and public subsidy grant agreements, respectively, under Verwaltungsvereinbarung zwischen Bund und Ländern über den Hochschulpakt 2020, zweite Programmphase vom 24. Juni 2009 (Bundesanzeiger Nr. 103 vom 16.07.2009, pp 2419 et seqq.), as amended from time to time, hereinafter "HSP 2") based on the number of newly registered students in the study year 2013 (summer term 2013 and winter term 2013/ 2014) as attached (the “HSP 2 1st Tranche Grant”) in Annex 1.7.2 and
(y) will receive payments based on the number of newly registered students in the study year 2014 (summer term 2014 and winter term 2014 / 2015) in accordance with the public subsidy grant yet to be issued (the “HSP 2 2nd Tranche Grant”) (any such amounts actually received or yet to be received by the IUBH under HSP 2 until Closing Date hereinafter collectively referred to as “Actual HSP 2 Amount”).
The issuance of the HSP 2 2nd Tranche Grant and the receipt of the payments granted under the HSP 2 2nd Tranche Grant (“HSP 2 2nd Tranche Grant Payments”) by IUBH shall be a Closing Condition pursuant to clause 11.1 hereof. IUBH shall further declare an unconditional waiver to obtain legal remedies (Rechtsmittelverzicht) with regard to the HSP 2 2nd Tranche Grant, which shall also be a Closing Condition pursuant to clause 11.1 hereof.

1.7.3
For the avoidance of doubt, any subsidies received under any HSP programs based on applications filed after the Closing Date and referring to students enrolled after the Closing Date shall be for the (economic) benefit of IUBH and the Purchaser (“Purchaser HSP Event”).

It being understood, however, that any subsidies received under any HSP programs based on applications filed before the Closing Date regarding the budget years 2013 (corresponding to the calendar year 2013) and 2014 (corresponding to the calendar year 2014) (an exhaustive list of such applications is attached hereto as Annex 1.7.3) and referring to students enrolled before the 2015 university year (i.e. before April 1st 2015 ) (less any tax effects resulting therefrom on the level of IUBH) shall be for the benefit of the Sellers and IUBH / Purchaser as follows: (x) any payments received within a period of 30 months commencing as of the Closing Date: 100% for the benefit of the Sellers, (y) any payments received within a period starting on the first calendar day of the 31st month after Closing Date until expiry of the 60th month after Closing Date: 50% for the benefit of Sellers and 50% for the benefit of IUBH and Purchaser; any payments received thereafter shall be 100% for the benefit of the Purchaser and IUBH (“Split HSP Event”). The respective amounts payable to Sellers, if any, shall be due and payable to the Joint Sellers Account ten (10) Business Days after the respective grant order which is the basis of the respective payment

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has become materially no longer appealable (materiell bestandskräftig) (which shall be the case in particular by means of declaration of a waiver to obtain legal remedies (Rechtsmittelverzicht) or upon expiry of the period for appeal (Ablauf der Rechtsmittelfrist)).

1.8
Between the Company and certain other Group Companies and certain managing directors and certain other key employees are the service agreements and employment agreements in place as attached hereto as Annex 1.8 ("Existing Key Personnel Contracts"). The Existing Key Personnel Contracts shall continue to be in place for certain periods after the Closing Date in accordance with their respective terms and conditions.

1.9	The Sellers are interested in disposing the Shares and the Purchaser intends to acquire such Shares in accordance with the terms of this Agreement (the "Transaction").

1.10	The Sellers each individually intend to sell and to transfer to the Purchaser their Shares in the Company. The Purchaser intends to purchase and acquire the Shares.
Now, therefore, the Parties agree as follows:

2	Certain Rules of Construction and Interpretation

2.1
The definitions set forth or referred to in the list of definitions above shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement (including the Schedules thereto) in its entirety and not to any part thereof, unless the context otherwise requires.

2.2
All references herein to Clauses, Articles, Paragraphs, Annexes and Schedules shall be deemed references to clauses, articles and paragraphs of, and annexes and schedules to, this Agreement unless the context otherwise requires.

2.3	Recitals of and Schedules or Annexes to this Agreement constitute an integral and essential part of this Agreement.

2.4	The table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

2.5
The obligation of a Party to use best efforts to accomplish an objective shall be construed as an obligation to timely take all reasonable actions that a diligent party would be expected to take in its own interest in order to achieve such objective, and not as an absolute obligation to ensure that such objective is, in fact, accomplished.

2.6
Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar

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day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

2.7
Wherever English terms are included herein with respect to which German terms have been inserted in brackets and/or italics either immediately after the English term or elsewhere herein, the respective German terms alone rather than the English terms shall be decisive for the interpretation of such term in this Agreement.

3	Sale (Verkauf) and Transfer (Abtretung) of Shares

3.1
Sellers hereby each individually sell (verkaufen) their Sold Shares as set forth in clause 1.1 opposite their indication as shareholders to the Purchaser with economic effect (mit wirtschaftlicher Wirkung) as of the Effective Date (Stichtag) and, subject to the fulfilment of the conditions precedent set forth in clause 3.2 below, transfer (übereignen) such Sold Shares to the Purchaser. The Sold Shares are sold and transferred to the Purchaser including any and all rights pertaining thereto (Nebenrechte) (including but not limited to all special rights attached to the Sold Shares, in particular the profit participation rights regarding the undistributed profits of the current and previous fiscal years). The Purchaser hereby accepts the sale and transfer of the Sold Shares.

3.2
The transfers in-rem (dingliche Übereignung, Abtretung) set forth under clause 3.1 are each subject to the conditions precedent (Section 158 (1) of the German Civil Code (Bürgerliches Gesetzbuch, "BGB"; aufschiebende Bedingung) that (i) each of the Closing Conditions has either been fulfilled or waived, as the case may be, and (ii) the full and unconditional payment of the Estimated Share Purchase Price has been made by the Purchaser and the Estimated Cash Amount has been fully credited to the Joint Sellers’ Account and the Escrow Amount has been fully credited to the Escrow Account and the HSP 2 Escrow Amount has been fully credited to the HSP 2 Escrow Account pursuant to the provisions of clauses 7, 8 and 11.

3.3
The transfers in-rem (dingliche Übereignung, Abtretung) set forth under clause 3.1 shall automatically be reversed (i.e. the Sold Shares shall automatically be re-transferred to the Sellers) if full and unconditional payment of the Remaining Shareholder Redemption Amounts as confirmed by the confirmation letter issued pursuant to clause 11.1.10 have not been made and the Remaining Shareholder Redemption Amounts as confirmed by confirmation letter pursuant to clause 11.1.10 have not been fully credited to the Joint Sellers' Account within seven (7) Business Days after the Closing Date (condition subsequent pursuant to Section 158 (2) of the BGB; auflösende Bedingung). The Parties agree that the afore mentioned condition subsequent shall not apply in case the amount actually paid as Remaining Shareholder Redemption Amounts differs from the Remaining Shareholder Redemption Amounts confirmed by confirmation letter pursuant to clause 11.1.10 by less than EUR 1,000.-- (in words: one thousand euros). For the avoidance of doubt, latest with the confirmation in relation to the Remaining Shareholder Redemption Amount as set forth in clause 11.5.2, the above condition subsequent shall be deemed to have lapsed without substitute.

3.4
By shareholders’ approval attached hereto as Annex 3.4, the Sellers have approved the sale and transfer of the Sold Shares to the Purchaser and have waived any and all pre-emptive rights and rights of first refusal (Vorkaufs- und/oder Vorerwerbsrechte) they may be entitled to.

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4	Repayment of the Shareholder Loans

4.1	The Sellers shall procure that the Company repays the Pre Closing Shareholder Redemption Amount to the Seller 2 prior to the Closing Date.

4.2
The Company shall be obliged to repay the Remaining Shareholder Redemption Amounts as confirmed by confirmation letter pursuant to clause 11.1.10 to the respective remaining Sellers as of the Closing Date.

4.3
To this end, the Purchaser shall procure that the Remaining Shareholder Redemption Amounts as confirmed by confirmation letter pursuant to clause 11.1.10 shall be settled as of the Closing Date as follows: subject to the occurrence of Closing and the Purchaser thus having become the sole shareholder of the Company the Purchaser shall without undue delay (i) resolve upon a payment into the free capital reserves of the Company (Section 272 para 2 no. 4 German Trade Code (Handelsgesetzbuch, “HGB”) of an amount equal to the Remaining Shareholder Redemption Amounts and (ii) pay the Remaining Shareholder Redemption Amounts directly to the Joint Sellers` Account whereas such payment shall have releasing effect (mit schuldbefreiender Wirkung) as regards the obligation of (x) the Purchaser to pay the respective amount into the free capital reserves of the Company as well (y) the Company to pay the Remaining Shareholder Redemption Amounts to the Sellers as set forth in Annex 1.3-2.

5	Effective Date, Signing Date

5.1	The economic transfer date with regard to the sale and transfer of the Sold Shares shall be the Closing Date (hereinafter also referred to as the “Effective Date”) (Wirtschaftlicher Stichtag).

5.2	The date on which this Agreement is executed is hereinafter also referred to as the “Signing Date”.

6	Consideration

6.1	As consideration for the sale and transfer of the Sold Shares the Purchaser shall pay the Share Purchase Price pursuant to clause 7 and to the extent applicable the Earn-Out pursuant to clause 9.

6.2
The Share Purchase Price and the Earn-Out shall be allocated to the Sellers in accordance with their internal agreement which has not been disclosed to the Purchaser, provided however that Sellers shall be obliged to disclose such allocation to Purchaser in writing upon Purchaser notifying Sellers of a potential claim of Purchaser against any Seller under this Agreement.

It is hereby clarified that Purchaser shall not be concerned with, or have any liability whatsoever with respect to, the allocation and/or attribution by the Sellers of the Share Purchase Price and the Earn-Out among the Sellers.

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For the avoidance of doubt, subject to any Purchase Price Adjustment, any and all obligations of the Purchaser with respect to the payment of the Share Purchase Price are fully satisfied, complied with and settled and the Purchaser shall be fully discharged from any obligation in this regard upon (i) crediting of the Estimated Cash Amount to the Joint Sellers' Account, (ii) the Escrow Amount to the Escrow Account and (iii) the HSP 2 Escrow Amount to the HSP 2 Escrow Account. For the avoidance of doubt, any claims for (i) Earn Out payments pursuant to and in accordance with clause 9 and (ii) payments pursuant to and in accordance with clause 1.7.3 in case of a Split HSP Event shall remain unaffected.

7	Determination of Share Purchase Price

7.1
The purchase price for the Sold Shares (the "Share Purchase Price") shall be an amount to be determined as follows and in accordance with clause 7.5 (and on the basis of the Final Effective Date Accounts):

7.1.1
the Enterprise Value of the Group (in relation to 100 % of the Shares in the Company) which shall amount to EUR 96,000,000.-- (in words: Euro ninety six million) (the "Enterprise Value") (for the avoidance of doubt, the Parties agree and confirm that the calculation and determination of the Enterprise Value has been unanimously made by and among the Parties and the Parties therefore irrevocably waive any rights they may have to challenge or rescind or otherwise modify the calculation of the Enterprise Value irrespective of the legal and/or factual basis) (for the avoidance of doubt, clauses 12 et. seq. shall remain unaffected);

7.1.2
plus the aggregate of the cash and cash equivalents as defined in Annex 7.1.2 ("Cash") of the Group Companies as of the Effective Date as determined in the Final Effective Date Accounts (the "Effective Date Cash");

7.1.3	minus the aggregate debt as defined in Annex 7.1.3 ("Debt") of the Group Companies as of the Effective Date as determined in the Final Effective Date Accounts (the "Effective Date Debt");

7.1.4
plus / minus the amount by which the combined net working capital as defined in Annex 7.1.4-1 ("NWC") of the Group Companies as of the Effective Date as determined in the Final Effective Date Accounts (the “Effective Date NWC”) exceeds / falls short of the amount of EUR - 9,456,000 (in words: Euro minus nine million four hundred fifty six thousand) such shortfall or excess, as the case may be, the “Effective Date NWC Deviation”);

whereas Annex 7.1.4-2 contains certain methodologies to be applied in the context of the calculation of the illustrative numbers in the aforementioned Annexes and such methodologies shall also be applied when determining the Effective Date Cash, the Effective Date Debt and the Effective Date NWC (on the basis of actual amounts as of the Effective Date, not on the basis of the illustrative numbers in the aforementioned Annexes).
Annex 7.1 contains a sample calculation of the Effective Date Cash, the Effective Date Debt as well as the Effective Date NWC Deviation. The Parties agree that any effects resulting from or connected with the receipt of the HSP 1 Amount and the HSP 2 Amount and the HSP Matter on the calculation of the Share Purchase Price as set forth in this clause 7.1 and its respective annexes

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and the Effective Date Accounts shall only be taken into account as shown in the Annexes 7.1.3 and 7.1.4.

7.1.5	For the avoidance of doubt,

(i)
in case the actual HSP 2 2nd Tranche Grant Payments are in excess of the Projected HSP 2 2nd Tranche Grant Payments such excess amount shall form part of the Effective Date Cash to be determined on the basis of the Final Effective Date Accounts;

(ii)	the Remaining Shareholder Redemption Amount shall form part of the Effective Date Debt to be determined on the basis of the Final Effective Date Accounts.

7.2	VAT on Transaction
The Parties assume that all transactions contemplated in this Agreement are either out of scope or exempt from German value added tax (“VAT”). The Parties undertake not to waive any VAT-exemption and not to opt for a VAT-able treatment of any of the transactions contemplated in this Agreement. Consequently, VAT shall not be charged on top of the Share Purchase Price. Should the tax authorities come to a different view, the Share Purchase Price shall be deemed to include VAT.

7.3	Closing Day Payments / Estimated Share Purchase Price
On the basis of (i) the information available to the Parties as of the Signing Date as to the amounts of the Effective Date Cash, the Effective Date Debt and the Effective Date NWC and (ii) the Projected HSP 2nd Tranche Grant Payments, the Parties estimate that the Share Purchase Price will amount to EUR 82,410,000 (in words: Euro eighty two million four hundred ten thousand) (the "Estimated Share Purchase Price") which consists of
(i) an amount of EUR 71,910,000 (in words: Euro seventy one million nine hundred ten thousand) ("Estimated Cash Amount"); and
(ii) an amount of EUR 3,000,000.-- (in words: Euro three Million) ("Escrow Amount"); and
(iii) an amount of EUR 7,500,000.-- (in words: Euro seven Million five hundred thousand) (“HSP 2 Escrow Amount”).
On the Closing Date, subject to the terms of this Agreement, the Purchaser shall pay (i) the Estimated Cash Amount to the Joint Sellers' Account (ii) the Escrow Amount to the Escrow Account and (iii) the HSP 2 Escrow Amount to the HSP 2 Escrow Account.
Clause 6.2 shall apply mutatis mutandis to the allocation and apportionment of the Estimated Share Purchase Price.

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7.4	Escrow

7.4.1	Escrow Agent and Escrow Account
Sellers and Purchaser hereby appoint the acting notary public to serve as their joint agent to receive and hold on behalf of both Parties the Escrow Amount (the "Escrow Agent"). The Parties have instructed the Escrow Agent to open a bank account to receive payment by Purchaser of the Escrow Amount (the "Escrow Account").
The funds in the Escrow Account shall serve as collateral for Purchaser with respect to
(i) the payment claims of the Purchaser in relation to any Purchase Price Adjustment; and
(ii) any other claims of Purchaser against Sellers arising out of or in connection with this Agreement (in particular but not limited to claims on the basis of breaches of warranties), but excluding HSP 2 Indemnification Claims and Recoverable HSP 2 2nd Tranche Handling Costs.

7.4.2	Escrow Agreement
The terms and conditions regarding the Escrow Account are set forth in an agreement executed between Sellers, Purchaser and the Escrow Agent as of the date hereof, attached as Annex 7.4.2 (the "Escrow Agreement").

7.4.3	Interest, Fees and Expenses
Interest accrued on the Escrow Account shall be added to, and considered to be part of, and fees and expenses of the Escrow Agent (to the extent not paid by the Parties) shall be deducted from, the Escrow Amount.

7.4.4	Releases from Escrow Account

7.4.4.1	The Escrow Agent shall be instructed to release any funds on the Escrow Account only
(i) in accordance with corresponding (übereinstimmenden) or joint written instructions from Sellers and Purchaser;
(ii) to Purchaser in such amounts in which payment claims of Purchaser against Sellers under or in connection with this Agreement have been (i) acknowledged in writing by the Sellers (Anerkenntnis) or settled in writing by mutual agreement (Vergleich) of Purchaser and Sellers, or (ii) adjudicated by final court judgment (rechtskräftiges gerichtliches Urteil) or final arbitral award (rechtskräftiger Schiedsspruch);
(iii) upon request of the Purchaser to the Purchaser if and to the extent that the Sellers are obliged to pay to Purchaser a Purchase Price Adjustment pursuant to clause 7.6;

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(iv) pursuant to clause 7.4.4.2.

7.4.4.2	Final Release
Upon the lapse of a time period of 18 months after the Closing Date, the Escrow Agent shall release to Sellers the funds then remaining in the Escrow Account after deduction of
(i) the outstanding fees and expenses (if any) of the Escrow Agent; and
(ii) the amounts of any outstanding payment claims that Purchaser has asserted against any Sellers by way of a duly filed lawsuit or duly filed request for arbitration (the "Final Claims");
(iii) the amounts of any Third Party Claims that have been asserted by third parties against the Purchaser or any of the Group Companies in writing.
The funds remaining in the Escrow Account after such release shall be released by the Escrow Agent

(i)	pursuant to clause 7.4.4.1 (i) or (ii), or

(ii)	to Sellers in the amounts of
(x) any Final Claims that have been denied by final court judgment or final arbitral award or that have been abandoned (Klagerücknahme / Klageverzicht / Erledigterklärung) by Purchaser or jointly by Sellers and Purchaser; and
(y) any Third Party Claims to the extent successfully defended (i.e. finally held invalid by a competent court or irrevocably and unconditionally waived or abandoned (Klagerücknahme / Klageverzicht / Erledigterklärung) by the respective third party), upon presentation by Sellers of an original or certified copy (beglaubigte Abschrift) of the respective judgment or award or document evidencing the respective abandonment; and
(z) any Third Party Claims (pursuant to 7.4.4.2 (iii) above) that have been asserted by third parties against the Purchaser or any of the Group Companies in writing in relation to which the Purchaser has not asserted a duly filed lawsuit or duly filed request for arbitration against the relevant Sellers within a period of six months after assertion of the Third Party Claim by the respective third party against any of the Group Companies.

7.4.4.3	Replenishment of Escrow Account
If and to the extent that funds have been released from the Escrow Account pursuant to clause 7.4.4.1(iii) the Sellers shall be obliged to replenish the Escrow Account within

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three Business Days of such release by the specific amount released pursuant to clause 7.4.4.1 (iii).

7.5	Effective Date Accounts and Final Determination of the Share Purchase Price

7.5.1
Sellers shall prepare and Purchaser shall procure that the Company fully assists Sellers in preparing the pro forma consolidated financial statement (Zwischenabschluss) of the Group for the period from 1 January 2015 until the Effective Date, consisting of a balance sheet (Bilanz) and a profit and loss statement (Gewinn- und Verlustrechnung) in accordance with past practice (the "Effective Date Accounts"), as well as a statement setting forth the calculation and value of the following items

(i)	the Effective Date Cash;

(ii)	the Effective Date Debt;

(iii)	the Effective Date NWC;

(iv)	the Effective Date NWC Deviation;

(v)	the Share Purchase Price resulting from (i) through (iv); and

(vi)	the Purchase Price Adjustment, if any;

(i) to (iii) each as shown in the Effective Date Accounts
consistent with the relevant format used in Annex 7.1.2, 7.1.3, 7.1.4, respectively (items (i) through and including (v) together the "Financial Statement").
The Effective Date Accounts shall be prepared in accordance with the provisions of the HGB and German generally accepted accounting principles ("German GAAP") and the same assumptions, policies, methodologies and rules shall be applied which have been applied in preparing the Group's financial statements for the last financial year as in particular set forth in the attachments and reports to the respective financial statements. The Effective Date Accounts and the Financial Statement shall not be audited and shall be delivered to the Purchaser (for review by Purchaser and/or an auditor selected by Purchaser) as soon as reasonably practical after the Closing Date, but in no event later than eighty (80) Business Days after the Closing Date.
Each Party shall bear its own costs and the costs of its respective advisors with respect to the preparation or review, as the case may be, of the Effective Date Accounts and Financial Statement.

7.5.2
Purchaser shall, after the Closing Date, ensure that Sellers and their advisors, accountants and representatives are (subject to customary release letters and hold harmless letters) granted all such access (however, only during business days and normal business hours) to records, premises and personnel of the Group as they may reasonably request for purposes of preparing and solving any disputes between the Parties regarding the Effective Date Accounts and the Financial Statement pursuant to and in accordance with clause 7.5.1. Purchaser shall instruct the management and staff of the Company and their advisors, accountants and representatives to co-operate with all such persons as reasonably requested by Sellers. The Parties shall endeavor that the auditor(s) acting or appointed in accordance with this Agreement with regard to the preparation

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and/or review of the Effective Date Accounts and/or the Financial Statement grant each other access to their respective working papers.

7.5.3
The Effective Date Accounts and the Financial Statement become final and binding for purposes of this Agreement as between the Parties if and to the extent the Purchaser does not within thirty (30) Business Days after receipt of both, the Effective Date Accounts and the Financial Statement, object to the Effective Date Accounts and/or the Financial Statement by providing the Sellers with (i) a written statement of objections, specifying in reasonable detail the grounds for the objections, and (ii) a revised version of the Effective Date Accounts (the "Revised Effective Date Accounts") and a revised version of the Financial Statement (the "Revised Financial Statement") taking into account such objections and the changes which are necessary in Purchaser's view to comply with the requirements of this Agreement. Each Party shall bear its own costs and the costs of its respective advisors with respect to the preparation or review, as the case may be, of the Revised Effective Date Accounts and Revised Financial Statement.

7.5.4
If Purchaser properly objects in compliance with clause 7.5.3 to the Effective Date Accounts and/or the Financial Statement within thirty (30) Business Days after receipt of the Effective Date Accounts and the Financial Statement, the Parties shall endeavor in good faith to settle the disagreement. If Sellers and Purchaser reach an agreement, the Effective Date Accounts and the Financial Statement, as varied by such agreement, shall become final and binding on the Parties for purposes of this Agreement. If and to the extent Sellers and Purchaser fail to settle the disagreement within fifteen (15) Business Days (or such other time period as the Sellers and the Purchaser may agree upon in writing) after receipt by the Sellers of Purchaser's statement of objections, the Parties shall jointly appoint an auditor who shall resolve the dispute between the Parties (the "Neutral Auditor") unless otherwise agreed upon by the Parties. The Neutral Auditor shall belong to the service network of any of the “big four” other than Ernst & Young (i.e. PwC, KPMG, or Deloitte). If the Parties are unable to agree on a Neutral Auditor within ten (10) Business Days, each Party shall have the right to refer the matter to the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e. V.) to determine the Neutral Auditor (such determination to be final and binding on the Parties). The Neutral Auditor shall act as an arbitral expert (Schiedsgutachter) within the meaning of Section 317 of the German Civil Code (Bürgerliches Gesetzbuch – "BGB") and its decision, which shall be made in accordance with the provisions of this clause 7.5, and the Effective Date Accounts and Financial Statement as amended by the Neutral Auditor, shall be binding and final upon the Parties (in the absence of manifest material error). Unless instructed otherwise by Sellers and Purchaser jointly, the items determined by the Neutral Auditor may not be above or below the figures proposed by Sellers and Purchaser, respectively. Any costs and expenses incurred by the Neutral Auditor and in relation to the dispute over the Effective Date Accounts and/or the Financial Statement shall be allocated and borne by the Parties in accordance with Section 91 et seq. of the German Civil Procedure Act (Zivilprozessordnung – "ZPO") which shall apply accordingly.

7.5.5
Sellers and Purchaser shall, within the subsequent five (5) Business Days after appointment of the Neutral Auditor, each prepare and deliver to the Neutral Auditor a written statement on the items in dispute, make available to the Neutral Auditor the Effective Date Accounts, the Revised Effective Date Accounts, the Financial Statement and the Revised Financial Statement and all other documentation and data reasonably required by the Neutral Auditor to make the required decisions and determination. The Neutral Auditor shall immediately submit copies of all

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documents and other data made available by Sellers or Purchaser to the respective other Parties as well. The Parties shall be given the opportunity to present their views in English in writing and at an oral hearing in the presence of Sellers and Purchaser and their professional advisors. The Parties shall use their best efforts to obtain the written decision of the Neutral Auditor with reasons for the decisions as soon as reasonably practicable. The Neutral Auditor shall be asked to send his/her decision in writing to the Parties within forty-five (45) days of the confirmation and acknowledgment by the Neutral Auditor of its appointment hereunder.

7.5.6
The Effective Date Accounts and Financial Statement or Revised Effective Date Accounts and Revised Financial Statement, as the case may be, that have become final and binding upon the Parties for purposes of this Agreement pursuant to and in accordance with clauses 7.5.3 through 7.5.5 are referred to herein as the "Final Effective Date Accounts" and the "Final Financial Statement".

The Effective Date Cash, Effective Date Debt, Effective Date NWC, Effective Date NWC Deviation, Share Purchase Price and Purchase Price Adjustment, in each case, shall be as set out in the Final Financial Statement.

7.6	Adjustment Payments

7.6.1	If on the basis of the Final Financial Statement
(i) the Share Purchase Price exceeds the Estimated Share Purchase Price, Purchaser shall pay to Sellers an amount equal to such excess to the Joint Sellers` Account and/or to the HSP 2 Escrow Account as the case may be (pursuant to clause 8.2.6.2);
(ii) the Share Purchase Price falls short of the Estimated Share Purchase Price, Sellers shall pay to Purchaser an amount equal to such shortfall.

7.6.2
Any such amount pursuant to clause 7.6.1 (i) or clause 7.6.1 (ii) to be paid by either Purchaser or Sellers pursuant to and in accordance with clause 7.6.1 (each a "Purchase Price Adjustment") shall bear interest from the Closing Date until but excluding the date of payment at a rate of 5% (calculated daily on the basis of a year of three hundred sixty (360) days and payable at the same time as the payment to which it relates) and shall be paid within ten (10) Business Days after the Final Effective Date Accounts and Final Financial Statement have become final and binding upon Sellers and Purchaser in accordance with clause 7.5.

8	HSP Procedural Rules and HSP 2 Escrow

8.1	Procedural Rules

8.1.1
In relation to HSP 1 and/or HSP 2 matters in respect of time periods until the Closing Date, in particular the respective HSP 1st Tranche Grant Order and 2nd Tranche Grant Order(s) (the “HSP Matter”), any Third Party Claims (including for the avoidance of doubt any claims raised by authorities vis-à-vis any of the Group Companies in relation to the HSP Matter, including Split HSP Events) shall be dealt with in accordance with clause 14.3, whereas Purchaser shall use best

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efforts that the persons listed in Annex 8.1.1 shall remain responsible and in charge of handling the HSP Matter. For the avoidance of doubt, the proof of usage of funds (Kostenverwendungsnachweis) regarding any HSP Matter and any examinations, audits and proceedings with the court of audit (Landesrechnungshof) of North Rhine Westphalia in relation to the HSP Matter shall be treated as if they were Third Party Claims.

8.1.2
The Parties agree that Sellers shall have and retain until the date until which the respective Seller could receive any payments pursuant to clause 1.7.3 full control over any claims of any Group Company for receipt after the Closing Date of further funds under any HSP program based on applications filed before the Closing Date regarding the budget years 2013 (corresponding to the calendar year 2013) and 2014 (corresponding to the calendar year 2014) (an exhaustive list of such applications is attached hereto as Annex 1.7.3) and referring to students enrolled before the 2015 university year (i.e. before April 1st 2015); in particular only Sellers shall be entitled to pursue any claims and institute, coordinate and control any and all respective proceedings (including the making of objections, filing of actions and declaring a waiver to obtain legal remedies), provided, however, that Sellers shall if exercising control pursuant to the foregoing sentence take the best interest of the relevant Group Company into account and that the participation rights for the benefit of Purchaser pursuant to clause 14.3.2.2 shall apply mutatis mutandis whereas the persons listed in Annex 8.1.1 provided and to the extent they are still in relevant functions with any of the Group Companies, otherwise the then current management of the relevant Group Company shall reasonably determine if and to what extent it is in the best interest of such relevant Group Company, to pursue the respective claim.

8.1.3
For the avoidance of doubt, in case of any claims, proceedings or other matters in relation to (i) a Purchaser HSP Event or (ii) the amounts received by the Group in case of a Split HSP Event in relation to HSP 1 and/or HSP 2 which are not or no longer partially or wholly payable to the Joint Sellers’ Account pursuant to and in accordance with clause 1.7.3, Purchaser shall have and retain full control over any such claims, proceedings or other matters without any participation rights for the benefit of the Sellers or any other restrictions.

To the extent Sellers have already taken over control over any such claims and it is not reasonably practicable or doable to divide the control between Sellers and Purchaser or to transfer the control to Purchaser in its entirety, Sellers shall continue to raise the respective claims (including such to which the Purchaser is entitled) and proceedings or other matters in the best interest of the relevant Group Company whereas Purchaser - acting reasonably - may direct Sellers not to pursue such claims to the extent the Purchaser is entitled to such claims. In case Seller do not wish to continue to raise such claims (i.e. claims they are entitled to and / or such claims the Purchaser is entitled to), Purchaser shall be entitled to assume control of all such claims.

8.2	HSP 2 Escrow

8.2.1	Escrow Agent and HSP 2 Escrow Account
Sellers and Purchaser hereby appoint the Escrow Agent to serve as their joint agent to receive and hold on behalf of both Parties the HSP 2 Escrow Amount. The Parties have instructed the Escrow Agent to open a bank account (different from the Escrow Account) to receive payment by Purchaser of the HSP 2 Escrow Amount (the "HSP 2 Escrow Account").

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8.2.2	HSP 2 Escrow Agreement
The terms and conditions regarding the HSP 2 Escrow Account are set forth in an agreement executed between Sellers, Purchaser and the Escrow Agent as of the date hereof, attached as Annex 8.2.2 (the "HSP 2 Escrow Agreement").

8.2.3	Interest, Additional Payment
Interest accrued on the HSP 2 Escrow Account shall be added to, and considered to be part of the HSP 2 Escrow Amount, and fees and expenses of the Escrow Agent (to the extent not paid by the Parties) shall be deducted from the HSP 2 Escrow Amount.

8.2.4	Releases from HSP 2 Escrow Account

8.2.4.1	The Escrow Agent shall release any funds on the HSP 2 Escrow Account only

(i)	in accordance with corresponding (übereinstimmenden) or joint written instructions from Sellers and Purchaser;

(ii)
to Purchaser in such amounts in which HSP 2 Indemnification Claims of Purchaser against Sellers have been (i) acknowledged in writing by the Sellers (Anerkenntnis) or settled in writing by mutual agreement (Vergleich) between Purchaser and Sellers, or (ii) adjudicated by final court judgment (rechtskräftiges gerichtliches Urteil) or final arbitral award (rechtskräftiger Schiedsspruch) in favour of the Purchaser upon presentation by Purchaser of an original or certified copy (beglaubigte Abschrift) of the respective judgment, award or document evidencing the acknowledgement or mutual agreement to the Escrow Agent;

(iii)	to Purchaser in the amount of any Recoverable HSP 2 2nd Tranche Handling Costs (as defined in clause 14.8.1.3);

(iv)
to Purchaser in the amount of any interest due for payment and actually paid by IUBH to the Ministry pursuant to the HSP 2 2nd Tranche Grant Order issued pursuant to clause 11.1.1 as specified in more detail in Annex 11.1.1 number 2 or any subsequent order relating to the interest payment under the HSP 2 2nd Tranche Grant Order upon presentation of (x) the HSP 2 2nd Tranche Grant Order or any subsequent order relating to the interest payment under the HSP 2 2nd Tranche Grant Order and (y) respective documents evidencing such payment of such interest amount related to the HSP 2 2nd Tranche Grant Order;

(v)
to Purchaser in such amount corresponding to the monetary impact arising from any wording or statement and in particular any ancillary provisions (Nebenbestimmungen) of the HSP 2 2nd Tranche Grant Order and as specified in more detail in Annex 11.1.1 no. 3, but in any case limited up to an amount of maximum EUR 2,000,000.00 and provided that the circumstances underlying the monetary impact have not already been reflected in the Relevant Business Plan, upon presentation of (x) a mutual written agreement of the Parties on the

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respective amount or (y) in absence of such mutual agreement presentation of the original or a certified copy of the decision of the Neutral Auditor pursuant to clauses 7.5.4 and 7.5.5 which shall apply mutatis mutandis, and (z) in any case respective documents evidencing such relating payments by IUBH;

(vi)	to Sellers in accordance with clause 8.2.4.2.

8.2.4.2	Releases to Sellers
The Escrow Agent shall release to Sellers the funds in the HSP 2 Escrow Account as follows

(i)
on December 31, 2018 (the “First HSP 2 Release Date”) an amount equal to EUR 2,500,000.-- (in words: Euro two Million five hundred thousand) (the “First HSP 2 Release Base Amount”) shall be paid out to the Joint Sellers Account after deduction of

(x)	the outstanding fees and expenses (if any) of the Escrow Agent until the First HSP 2 Release Date; and

(y)
the amounts of: (xx) any outstanding Third Party Claims in relation to or in the context of the HSP Matter asserted in writing by any third party vis-à-vis any Group Company (for the avoidance of doubt, including but not limited to any claims asserted in writing by authorities vis-à-vis any Group Company in the context of the HSP Matter); and/or (yy) any outstanding HSP2 Indemnification Claims that Purchaser has asserted against Sellers by way of a duly filed lawsuit or duly filed request for arbitration (for the avoidance of doubt, to the extent claims have been deducted under item (xx) above such claims shall not be deducted again under this item (yy)) and/or (zz) any outstanding claims for Recoverable HSP 2 2nd Tranche Handling Costs that Purchaser has asserted in writing against Sellers (the “First Release Date Claims”), (the amount resulting from such calculation the “First HSP 2 Escrow Pay Out Amount”);

(ii)
on December 31, 2019 (the “Second HSP 2 Release Date”) an amount equal to the sum of EUR 2,500,000.-- (in words: Euro two Million five hundred thousand) (the “Second HSP 2 Release Base Amount”) shall be paid out to the Joint Sellers Account, after deduction of

(x)	the outstanding fees and expenses (if any) of the Escrow Agent for the period from the First HSP 2 Release Date until the Second HSP 2 Release Date; and

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(y)
the amounts of (i) any outstanding Third Party Claims in relation to or in the context of the HSP Matter asserted in writing by any third party vis-à-vis any Group Company (for the avoidance of doubt, including but not limited to any claims asserted in writing by authorities vis-à-vis any Group Company in the context of the HSP Matter); and/or (ii) any outstanding HSP2 Indemnification Claims that Purchaser has asserted against Sellers by way of a duly filed law suit or duly filed request for arbitration other than the First Release Date Claims (for the avoidance of doubt, to the extent claims have been deducted under item (i) above such claims shall not be deducted again under this item (ii)) and/or (iii) any outstanding claims for Recoverable HSP 2 2nd Tranche Handling Costs that Purchaser has asserted in writing against Sellers other than the First Release Date Claims (iv) and/or HSP 2 Indemnification Claims that Purchaser has asserted against Sellers by way of a duly filed lawsuit or duly filed request for arbitration before the First HSP 2 Release Date forming part of the First Release Date Claims to the extent such claims have in the aggregate exceeded the amount of the First HSP 2 Release Base Amount and are still pending (rechtshängig) at the Second HSP 2 Release Date (the “Second Release Date Claims”), (the amount resulting from such calculation the “Second HSP 2 Escrow Pay Out Amount”);

(iii)
on December 31, 2021 (the “Third HSP 2 Release Date”) an amount equal to the sum of EUR 2,500,000.-- (in words: Euro two Million five hundred thousand) (the “Third HSP 2 Release Base Amount”) shall be paid out to the Joint Sellers Account, after deduction of

(x)	the outstanding fees and expenses (if any) of the Escrow Agent for the period from the Second HSP 2 Release Date until the Third HSP 2 Release Date; and

(y)
the amounts of (i) any outstanding Third Party Claims in relation to or in the context of the HSP Matter asserted in writing by any third party vis-à-vis any Group Company (for the avoidance of doubt, including but not limited to any claims asserted in writing by authorities vis-à-vis any Group Company in the context of the HSP Matter), and/or (ii) any outstanding HSP 2 Indemnification Claims that Purchaser has asserted against Sellers by way of a duly filed lawsuit or duly filed request for arbitration other than the First and/or Second Release Date Claims (for the avoidance of doubt, to the extent claims have been deducted under item (i) above such claims shall not be deducted again under this item (ii)) and/or (iii) any outstanding claims for Recoverable HSP 2 2nd Tranche Handling Costs that Purchaser has asserted in writing against Sellers other than the First and/or Second Release Date Claims (iv) and/or HSP 2 Indemnification Claims that Purchaser has asserted against Sellers by way of a duly filed lawsuit or duly filed request for arbitration before the Second HSP 2 Release Date forming part of the First and/or Second Release Date Claims to the extent such claims have in the aggregate been in excess of the amount of the Second HSP 2 Release Base Amount and are still pending (rechtshängig).

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(iv)	Interim-Releases to Sellers: if and to the extent
(x) any Third Party Claims in relation to or in the context of the HSP Matter
(A) asserted in writing by any third party vis-à-vis any Group Company (for the avoidance of doubt, including but not limited to any claims asserted in writing by authorities vis-à-vis any Group Company in the context of the HSP Matter) have finally and bindingly been settled by a binding judgement, arbitral award, mutual agreement or abandonment (Klagerücknahme / Klageverzicht / Erledigterklärung) in favour of the respective Group Companies by and until the Third HSP 2 Release Date and/ or
(B) deducted in accordance with clauses 8.2.4.2(i)(y)(xx), 8.2.4.2(ii)(y)(i), 8.2.4.2(iii)(y)(i) (”Blocked Third Party Claim Amount”), in relation to which the Purchaser has not asserted a duly filed lawsuit or duly filed request for arbitration against the relevant Sellers within a period of six months after the respective Third Party Claim has been asserted in writing by the respective third party against any of the Group Companies; and/or
(y) any alleged HSP 2 Indemnification Claims that Purchaser has asserted against Sellers by way of a duly filed lawsuit or duly filed request for arbitration have finally and bindingly been settled by a binding judgement, arbitral award, mutual agreement or abandonment (Klagerücknahme / Klageverzicht / Erledigterklärung) in favour of any of the Sellers by and until the Third HSP 2 Release Date and/or
(z) any alleged claims for Recoverable HSP 2 2nd Tranche Handling Costs that Purchaser has asserted in writing against Sellers have finally and bindingly been settled by a mutual agreement or pursuant to clause 14.8.1.3 in connection with clauses 7.5.4 and/or 7.5.5 in favour of any of the Sellers by and until the Third HSP 2 Release Date
(any or all of (x), (y) and (z) above the “Rejected HSP 2 Indemnification Claims”)
the Escrow Agent shall (for the avoidance of doubt, during the period between the First HSP 2 Release Date and the Third HSP 2 Release Date) pay out to the Joint Sellers Account any amounts having not been released pursuant clauses 8.2.4.2(i) through (and including) 8.2.4.2(iii) up to the amount by which the respective relevant First and/or Second HSP 2 Escrow Pay Out Amount has been reduced by the Rejected HSP 2 Indemnification Claims upon presentation of an original or certified copy (beglaubigte Abschrift) of the respective judgment, award, decision of the Neutral Auditor or other document evidencing the abandonment or mutual agreement by the Purchaser and the relevant Seller(s) to the Escrow Agent, provided, however, that in case of clause 8.2.4.2 (iv) (x) (B) the Escrow Agent shall pay out the respective Blocked Third Party Claim Amount upon expiry of the six months period in the absence of presentation by Purchaser of the original or certified copy of a respective duly filed lawsuit or duly filed request for arbitration.

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The funds remaining in the HSP 2 Escrow Account as of the Third HSP 2 Release Date shall be released by the Escrow Agent pursuant to clause 8.2.4 (i) or (ii) or (iii), or to Sellers to the extent the HSP 2 Indemnification Claims that Purchaser has asserted against Sellers by way of a duly filed lawsuit or duly filed request for arbitration (x) have been denied by final court judgment or arbitral award upon presentation by Sellers of an original or certified copy (beglaubigte Abschrift) of the respective judgment or award or (y) have been abandoned (Klagerücknahme/ Klageverzicht / Erledigterklärung) by Purchaser or jointly by Sellers and Purchaser upon presentation of a document evidencing the respective abandonment (Klagerücknahme/ Klageverzicht / Erledigterklärung).

8.2.4.3
If and to the extent the Escrow Amount has either been (x) used up and/or (y) paid out to Purchaser and /or Sellers pursuant to the rules governing the Escrow Account the HSP 2 Escrow Account shall serve as additional collateral for any other claims of Purchaser against Sellers arising out of or in connection with this Agreement (in particular but not limited to claims on the basis of breaches of warranties). In this event, clause 8.2.4.2 shall apply mutatis mutandis (whereby claims of Purchaser against Sellers shall be treated like HSP 2 Indemnification Claims). For the avoidance of doubt, any restrictions, limitations, exclusions on liability and any other provisions of this Agreement governing such claims shall remain unaffected.

8.2.5	No Replenishment
For the avoidance of doubt, the Parties agree that there shall be no replenishment of the HSP 2 Escrow Account.

8.2.6	Additional HSP 2 Escrow Amount

8.2.6.1
If and to the extent that the amount of the HSP 2 2nd Tranche Grant Payments received by IUBH pursuant to and in accordance with clause 11.1.3 exceeds an amount of EUR 17,000,000.-- (in words: Euro seventeen million) (“HSP 2 Excess Event”), 50% (fifty per cent) of the respective excess amount shall be paid into the HSP 2 Escrow Account (“Additional HSP 2 Escrow Amount” ) in addition to the HSP 2 Escrow Amount and any other funds contained in the HSP 2 Escrow Account, as set forth in more detail in clause 8.2.6.2 below.

The Additional HSP 2 Escrow Amount shall be added to, and considered to be part of the HSP 2 Escrow Amount.

8.2.6.2	The Additional HSP 2 Escrow Amount shall be paid to the HSP 2 Escrow Account in the context of the Purchase Price Adjustment pursuant to clause 7.6 as follows:

(i)	In case of a Purchase Price Adjustment pursuant to clause 7.6.1(i):

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a.
Purchaser (x) shall pay the amount of the Additional HSP 2 Escrow Amount to the HSP 2 Escrow Account and (y) – in deviation of clause 7.6.1(i) – shall only pay the difference amount of the Purchase Price Adjustment less the Additional HSP 2 Escrow Amount to the Joint Sellers` Account; and

b.	if and to the extent the Additional HSP 2 Escrow Amount exceeds the amount of the Purchase Price Adjustment, Sellers shall pay the respective excess amount to the HSP 2 Escrow Account.

(ii)
In case of a Purchase Price Adjustment pursuant to clause 7.6.1(ii) Sellers shall – in addition to the payment of such Purchase Price Adjustment to the Purchaser in accordance clause 7.6.1(ii) - pay the Additional HSP 2 Escrow Amount to the HSP 2 Escrow Account.

8.2.6.3
In case of an HSP 2 Excess Event, upon payment of the Additional HSP 2 Escrow Amount to the HSP 2 Escrow Account in accordance with clause 8.2.6.2 above, each of the First HSP 2 Release Base Amount, the Second HSP 2 Release Base Amount and the Third HSP 2 Release Base Amount shall be increased by an amount equal to 1/3 (one third) of the Additional HSP 2 Escrow Amount.

9	Earn-Out

9.1
In addition to the Share Purchase Price and as part of the purchase price for the Sold Shares, the Sellers shall be entitled to an earn-out payment (“Earn-Out”) in a maximum amount of up to EUR 11,000,000.-- (in words: Euro eleven Million; “Earn-Out Cap”) based on the Group’s aggregate and consolidated EBITDA in the period from January 1, 2016 until December 31, 2016 as defined in clause 9.2 and as adjusted pursuant to clause 9.3 below (the “Relevant Adjusted EBITDA 2016”), which shall be calculated as follows:

(Relevant Adjusted EBITDA 2016 minus EUR 7,987,000.--) multiplied by factor 10 (the “Actual Earn Out Amount”)
For the avoidance of doubt, if the above calculation results in a negative amount, the Sellers shall not be obliged to repay such amount to the Purchaser (i.e. there shall be no negative Earn-Out). For the avoidance of doubt, if the above calculation results in an amount greater than the Earn-Out Cap, the Purchaser shall not be obliged to pay any amount exceeding the Earn-Out Cap to the Sellers. Annex 9.1 contains calculation examples.

9.2	"EBITDA" shall mean for the purpose of this clause 9

a.	earnings from ordinary operations (Ergebnis der gewöhnlichen Geschäftstätigkeit), Section 275 (2) no. 14 HGB a.F. (alte Fassung);

b.	minus earnings from other securities and financial assets (Erträge aus anderen Wertpapieren und Ausleihungen des Finanzanlagevermögens), Section 275 (2) no. 10 HGB);

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c.	minus interest income and similar income (sonstige Zinsen und ähnliche Erträge), Section 275 (2) no. 11 HGB;

d.	plus interest expenses and similar expenses (Zinsen und ähnliche Aufwendungen), Section 275 (2) no. 13 HGB;

e.	plus depreciations (Abschreibungen), Section 275 (2) no. 7 HGB and amortizations (Firmenwertabschreibungen);

f.	minus appreciations (Zuschreibungen zum Anlagevermögen),

g.	plus expenses relating to other accounting periods (periodenfremde Aufwendungen);

h.	plus non-operating expenses without recurring characteristic (außergewöhnliche Aufwendungen mit nicht wiederkehrendem Charakter);

i.	minus income relating to other accounting periods (periodenfremde Erträge);

j.	minus non- operating income without recurring characteristic (außergewöhnliche Aufwendungen mit nicht wiederkehrendem Charakter).
each on a consolidated basis of the Group and calculated in accordance with German GAAP and applying the same assumptions, policies, methodologies and rules which have been applied in preparing the Group`s financial statements for the past business years including the Effective Date Accounts. For the avoidance of doubt, the sections of the German Commercial Code (HGB) referred to in this clause 9.2 shall have the meaning as set forth in the German Commercial Code (HGB) as of the Signing Date (except as otherwise stated herein); future changes to the German Commercial Code (HGB), in particular the choice of applying future changes to the German Commercial Code (HGB) with retro-active effect, shall be disregarded for the purpose of the definition of EBITDA pursuant to this clause 9.2.

9.3	For purposes of calculating the Relevant Adjusted EBITDA 2016, the following adjustments shall be made to the EBITDA calculated in accordance with clause 9.2 above:

a.
any Actual HSP 2 Amounts released to the profit and loss statement in 2016 shall be disregarded as well as any repayment of any HSP 1 Amount and Actual HSP 2 Amount as well as any costs related to HSP 1 and/or HSP 2 shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

b.
any special or overhead costs resulting from the integration of companies of the Group into the Purchaser and its Affiliates (the “Purchaser’s Group”) and compliance with the Purchaser’s Group’s standards, including (i) any group charges, (ii) any increase of costs for management and personnel (including additional headcounts from the Purchaser’s Group) or (iii) costs of integration measures shall not be taken into account, i.e., such costs and expenses shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

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c.
should one of the Group Companies render services, in particular to members of the Purchaser’s Group, at prices below past practice or not at arms’ length, such prices shall be increased to prices equivalent to past practice or arm’s length for the purposes of determining the Relevant Adjusted EBITDA 2016;

d.
any costs incurred by any of the Group Companies arising out of or in connection with the transactions contemplated under in this Agreement, in particular but not limited to travel costs, cost for (additional auditors) and fees of any kind of advisors; any costs incurred due to the change in business year of Group Companies after Closing Date (in particular advisor costs, costs of notarization and the like), as well as any cost, expense and lost turnover incurred in connection with measures and actions contemplated under clause 9.13.2 (and the respective Annex thereto) to the extent such measures and actions are within the maximum amount set forth in clause 9.13.2 shall not be taken into account, i.e., such costs and expenses shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

e.
any additional special costs and expenses caused by the Purchaser´s Group, in particular but not limited to the appointment of new auditors after Closing, special audits (Sonderprüfungen) or similar measures or introduction of compliance programmes and any kind of management or monitoring fees, unless under Sellers' ownership the Company or any of the Group Companies would reasonably also have incurred such costs in the ordinary course of business, shall not be taken into account, i.e., such costs and expenses shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

f.
any expenses (Aufwendungen) incurred by the Company or any of the Group Companies in the financial year 2016 and listed in Annex 9.3 f shall not be taken into account, i.e., such expenses shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

g.
any special factors (Sondereinflüsse) to the Company or any Group Company, in particular expenses / costs and losses resulting from changes to depreciation periods (Abschreibungsdauer) or to the assessment basis for depreciations (Abschreibungsbemessungsgrundlage) or to the assessment basis for valuation (Wertberichtigungen), non-operative losses of non-recurrent nature (nicht operative Aufwendungen ohne wiederkehrenden Charakter) as well as expenses of extraordinary or unique nature (Aufwendungen mit außerordentlichem oder einmaligem Charakter), shall not be taken into account, i.e., any such additional costs, expenses, depreciations and the like caused by special factors shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

h.
any amounts transferred by the Company or any Group Company to an entity other than a company of the Group in compliance with any kind of inter-company agreements (Unternehmensverträge) within the meaning of Sections 291 et seq. of the German Stock Corporations Act (Aktiengesetz, AktG) or any other economically comparable instrument shall not be taken into account, i.e., such amounts transferred shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

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i.
any losses and costs resulting from the (x) the opening, launch and development of the following locations / branch offices of the Group: (i) the Berlin Campus; and (ii) any new campus locations as contained in the Relevant Business Plan planned to be opened and/or opened and launched in 2016, but only up to the amount in which such losses and costs have already been reflected in the Relevant Business Plan (i.e. up to a total amount of EUR 634,000 (in words: six hundred thirty four thousand euros)) and (y) any new locations, new business lines and programs not foreseen in the Relevant Business Plan shall not be taken into account, i.e. such losses and costs shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

j.
any costs and losses resulting from or connected with new acquisitions and other growth investments beyond the Relevant Business Plan and in particular any marketing and personnel costs beyond those reflected in the Relevant Business Plan shall not be taken into account, i.e. such losses and costs shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the respective amounts;

k.	any agreed adjustments pursuant to clause 9.5 last para.
Should Purchaser violate its obligations under clause 9.6 below, the effects of such violation shall be neutralized by increasing the Relevant Adjusted EBITDA 2016 by the amounts of EBITDA lost by the Group as a consequence of any of the measures taken by Purchaser or Purchaser´s Group in violation of clause 9.6 below (including by any acquisitions).

9.4
No later than expiry of April 30, 2017 , the Company shall (x) establish and prepare the consolidated year-end accounts (konsolidierten Jahresabschluss) of the Group as of December 31, 2016, provided, however, that in case Purchaser has changed the fiscal year of the Company and/or any other Group Companies the 2016 Year- End Accounts shall be prepared on a pro forma basis as if the fiscal year(s) of Group Companies had not been changed (in each case: the “2016 Year-End Accounts”"). The 2016 Year-End Accounts shall be prepared on the same basis and in applying the same accounting principles, policies and practices that were used in preparing the Financial Statements and (y) deliver to Sellers and an auditor selected by Sellers for review (such review at Sellers’ cost) whereas the review period shall expire on June 30, 2017 24:00 p.m. CET. Together with the 2016 Year-End Accounts, Purchaser shall deliver a calculation of the Relevant Adjusted EBITDA 2016 after adjustments pursuant to clause 9.3 above (the “2016 EBITDA Calculation”). For the avoidance of doubt, the costs of the current bookkeeping shall be borne by the Group.

9.5
Without prejudice to the foregoing, the Sellers shall be entitled to the full Earn-Out in the full amount of EUR 11,000,000.-- (in words: Euro eleven million) which shall become payable immediately without any further requirements if, at any time between Closing Date and expiry of December 31, 2016 (except for lit g of this clause 9.5 and except if any of the measures set forth in lit a. through f. have retroactive effects, in which case the binding and conclusive determination of the 2016 EBITDA Calculation pursuant to clause 9.8 subsequent shall be the relevant date instead of December 31, 2016), one or more of the below events occur(s) without the prior written consent of the Sellers:

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a.
Mergers (Verschmelzungen) or any other corporate measures according to the German Transformation Act (Umwandlungsgesetz) involving any of the Group Companies having been initiated after the Closing Date and resulting in such company no longer belonging to the Group except for the measures permitted under the Delveo Carve Out pursuant to clause 20;

b.	material changes of the scope of activities of the Group as compared to the activities carried out in the past;

c.	transfer of the shares of the Company or of any of the Group Companies except within the Group;

d.	liquidation of any of the Group Companies and/or shut-down of any of their respective businesses except for the Delveo Business if Seller 1 abstains from exercising the Delveo Call Option;

e.	divestitures of material parts of its current business or material assets by any of the Group Companies except for the Delveo Business ;

f.	material acquisitions of new businesses or assets;

g.
dismissal (Abberufung), release (Freistellung) and/or termination (Kündigung) of the employment agreement of Sellers 6 and 8, respectively, as managing director of the Company and the respective Group Companies and/or dismissal (Abberufung) of Seller 4 as chairman of the advisory board of the Company, in each case except for cause (außer aus wichtigem Grund);

(each of the events under clause 9.5 a “Default”). Section 162 para 1 German Civil Code (BGB) shall remain unaffected.
In case Purchaser intends any measure or action which would constitute the occurrence of any of the events listed in lit e or lit g of this clause 9.5 the Purchaser shall without undelay inform Sellers thereof in writing providing reasonable detail of the planned or intended divestiture or acquisition and the potential effects on the Group and the Relevant Adjusted EBITDA 2016. Upon further written request by Purchaser which has to be provided together with the information notice (with such further request being at Purchaser` sole discretion) Purchaser and Sellers shall then within a period of 14 Business Days after Sellers having been notified by Purchaser try to reach an agreement on a good faith basis, in particular on the treatment of the effects of such event and the potential adjustments for purpose of clause 9.3 k. In case Purchaser and Sellers cannot reach an agreement the general rule of this clause 9.5 shall apply.

9.6	Purchaser shall procure (dafür einstehen) that the companies of the Group do not take any of the following actions until and including December 31, 2016:

a.
accept any orders for services of any Group Company in deviation from past practice without prior approval of the Sellers in their reasonable discretion taking into account the interest of the Group in accordance with past practice;

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b.	render services outside the current distribution channels without prior approval of Sellers; and

c.
divest of parts of the current business or fixed assets of its current business or acquire new businesses or fixed assets, in each case outside the ordinary course of business and not in accordance with past practice without prior approval of Sellers.

9.7	The Sellers shall have the right to dispute the 2016 Year-End Accounts and the 2016 EBITDA Calculation in accordance with the principles laid out in clause 9.8 to 9.9.

9.8
The 2016 Year-End Accounts and the 2016 EBITDA Calculation become binding as between the Parties if and to the extent Sellers do not (x) until expiry of June 30, 2017 or (y) within thirty (30) Business Days after receipt of the 2016 Year-End Accounts and the 2016 EBITDA Calculation object to the 2016 Year-End Accounts and/or the 2016 EBITDA Calculation whichever is later by providing Purchaser with (i) a written statement of objections, specifying in reasonable detail the grounds for the objections, and (ii) a revised version of the objected 2016 Year-End Accounts and the 2016 EBITDA Calculation (the “Revised Accounts/Calculation”). The costs of the preparation of the Revised Accounts/Calculation and of Sellers` auditor shall be borne by Sellers.

9.9	Clauses 7.5.4 through 7.5.5 shall apply mutatis mutandis.

9.10
The Earn-Out shall become due and payable ten (10) Business Days after (i) the 2016 Year-End Accounts and the 2016 EBITDA Calculation have become binding between the Sellers and the Purchaser pursuant to this Agreement, respectively, or (ii) upon occurrence of a Default ((i) and (ii) each the “Earn Out Due Date”). The Purchaser shall pay the Earn-Out by irrevocable bank transfer and credit entry on the same day free of any costs, charges and fees to the Joint Sellers` Account except otherwise set forth in clause 9.12.

9.11
After Closing and for the period until the final determination of the Actual Earn Out Amount and the final 2016 Year-End Accounts, the Company and the Purchaser shall provide the Sellers without undue delay with information packages in the format and frequency as set out in Annex 9.11.

9.12
The Purchaser shall be entitled to hold back an amount of at maximum 50% of the Actual Earn Out Amount. Such amount held back by the Purchaser shall (i) serve as additional collateral for any claims of Purchaser arising out of this Agreement except for claims under or in connection with HSP 2, in particular HSP 2 Indemnification Claims; (ii) correspond in its actual amount to the amount of claims of Purchaser arising out of this Agreement (except for claims under or in connection with HSP 2, in particular HSP 2 Indemnification Claims and claims for reimbursement of Recoverable HSP 2 2nd Tranche Handling Costs) which have been asserted by Purchaser against Sellers by way of a duly filed lawsuit or a duly filed request for arbitration until the date which is the earlier of (i) expiry of June 30, 2017 or (ii) the Earn Out Due Date, provided, however, that the Escrow Amount has either been (x) used up and/or (y) paid out to Purchaser and /or Sellers pursuant to the rules governing the Escrow Account (the “Earn Out Holdback Amount”; any claims constituting or forming part of the Earn Out Holdback Amount in accordance with the above shall be referred to as the "Holdback Claims").

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9.13
Furthermore, the Parties agree that if within a period of 12 months commencing as of the Closing Date the Group on its own (without any external funding) does not avail of sufficient funds to conduct its business on the basis of and in accordance with the Relevant Business Plan (i.e. not for any measures, actions, costs, losses and the like beyond the Relevant Business Plan and/or any extraordinary measures and actions, in particular not for any additional growth, acquisitions and the like where the same principles as set forth in clause 9.3 shall apply) (the delta between the available funds and funds required to conduct the business on the basis of and in accordance with the Relevant Business Plan the “Post Closing Additional Liquidity Needs) (whereas any fund required as security (x) under any existing or newly concluded lease agreements to the extent mandatorily constituting non cash security and (y) in case of an increase of the existing surety of the country of North- Rhine Westphalia (Landesbürgschaft) shall be collectively referred to as the “Excluded Liquidity Needs Matters” )) the Purchaser shall be entitled to hold back and in accordance with clause 9.14 set-off an amount of up to EUR 2,000,000.-- (in words: Euro two million) of any such Post Closing Additional Liquidity Needs from the Actual Earn Out Amount as sole remedy and recourse of the Purchaser in relation to such Post Closing Additional Liquidity Needs under this Agreement, provided, however, that the following liquid funds must have been made use of and used up before:

9.13.1
the liquid funds at the level of IUBH in the amount of EUR 2,356,000.-- which have been preserved for tax effects from the Actual HSP 2 Amount (with the underlying calculation assumption that the Actual HSP 2 Amount is immediately recognized for tax purposes) on the level of IUBH whereas the Parties agree that the Taxes shall be basically filed alongside the treatment of the existing tax advisor, i.e. release of earnings alongside study periods so that the relevant Taxes will be paid over the coming years with the final decision on such tax treatment to be taken end of October 2016; and

9.13.2
any funds up to an amount of EUR 2,500,000 (in words: two million five hundred thousand euros) which will at the time have been generated by management being allowed to make use and making use of those cash flow generating tools as specified in more detail in Annex 9.13.2.

For the avoidance of doubt, the Parties agree that no Group Company shall be obliged to obtain any external funding (be it through shareholders, banks or other third parties) in order to minimize or reduce the Post Closing Additional Liquidity Needs except for (for the avoidance of doubt) (i) i-Pad leasing regardless of whether as set out in the Relevant Business Plan or not and (ii) the Excluded Liquidity Needs Matters.
In case the Parties cannot agree on the relevant amounts or items of the Post Closing Additional Liquidity and or the further requirements as set forth in this clause 9.13 clauses 7.5.4 and 7.5.5 shall apply mutatis mutandis.
Any payments by Sellers under this clause 9.13 shall be treated as purchase price adjustments for tax purposes.

9.14
The Earn Out Holdback Amount shall become due and payable to the Sellers and shall be paid to the Joint Sellers´ Account in the amounts of any Holdback Claims that have been denied by final court judgment or arbitral award or that have been abandoned (Klagerücknahme/ Klageverzicht / Erledigterklärung) by Purchaser or jointly by Purchaser and Sellers. To the extent

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Holdback Claims have been (i) acknowledged in writing by the Sellers (Anerkenntnis) or settled in writing by mutual agreement (Vergleich) between Purchaser and Sellers, or (ii) adjudicated by final court judgment (rechtskräftiges gerichtliches Urteil) or final arbitral award (rechtskräftiger Schiedsspruch) in favour of the Purchaser, Purchaser shall be entitled to set-off (aufrechnen) such Holdback Claims against the Sellers’ Earn-Out claims (up to the amount of the Earn Out Holdback Amount).

10	General Rules for Payments / Default Interest

10.1
Any payments under this Agreement shall be made in Euro by irrevocable wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other costs or charges, taxes or other deductions and the receipt of such payment on the recipient's bank account shall constitute discharge of the relevant obligation to pay.

10.2	Any payments under this Agreement shall be made

(i)
in case of payments to any or all of the Sellers to the bank account specified in Annex 10.2-1 or to such bank account specified in writing by the jointly acting Sellers to the Purchaser at least five (5) Business Days prior to the due date of the respective payment (hereinafter referred to as the “Joint Sellers' Account ”) (for the purposes of this Agreement, a “Business Day”) shall be any day other than (i) a Saturday, Sunday or (ii) days on which banks in Munich, Germany and/or Phoenix, AZ, USA are generally closed);

(ii)
in case of payments to the Purchaser to the bank account specified in Annex 10.2-2 or to such bank account of which the Purchaser has notified the Sellers in writing at least five (5) Business Days prior to the due date of the respective payment.

10.3	Any failure by a Party to make any payment pursuant to this Agreement when it is due shall result in such Party’s immediate default (Verzug) without any reminder being required.

10.4
Unless provided otherwise in this Agreement, the Parties owe default interest (Verzugszinsen) on any amounts becoming due and payable to any other Party under this Agreement as from the respective payment date, until, but not including, the day of actual payment at the rate of 8 (in words: eight) per cent per annum. Interest payable under any provision of this Agreement shall be calculated on the basis of 360/365. The right to claim compensation for higher damages in the event of default shall remain unaffected. In case of payments to be made pursuant to clause 4.1 default interest (Verzugszinsen) shall become due and payable only as of the third Business Day after the Closing Date, until, but not including, the day of actual payment.

11	Closing

11.1
The closing of this Agreement shall take place on the last Business Day of the calendar month of the occurrence or waiver of the last of the conditions precedent set forth below in clauses 11.1.1 through 11.1.15 (hereinafter also referred to as the “Closing Conditions”) (assuming that there

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are at least three (3) Business Days between such date and the last Business Day of the calendar month or else on closing shall occur on the last Business Day of the following month) or on such other date that the Parties may agree upon in writing ("Closing Date”) at the offices of AFR Rechtsanwälte, Möhlstraße 2, 81675 München or at any other place which the Parties may mutually agree upon:

11.1.1
issuance of and receipt by IUBH of a HSP 2nd Tranche Grant Order substantially in the form and with the content as set forth in more detail in Annex 11.1.1 with the minimum amount of HSP 2 2nd Tranche Grant Payments being the amount of EUR 13,000,000.-- (in words: thirteen million euros); and

11.1.2	declaration of a waiver to obtain legal remedies (Rechtsmittelverzicht) as regards the HSP 2nd Tranche Grant Order by IUBH in accordance with clause 1.7.2 last sentence; and

11.1.3	receipt of the HSP 2 2nd Tranche Grant Payments by IUBH, in the amount as set forth in the HSP 2nd Tranche Grant Order as issued and received in accordance with clause 11.1.1; and

11.1.4
execution of the release agreement with the Existing Lenders in the form attached in Annex 1.5-2 and renewal of release agreement if its condition subsequent of receipt of the (Increased) Repayment Amount (as defined in the release agreement) on the Repayment Account (as defined in the release agreement) until 30 April 2016 has not been met; and

11.1.5	execution of the Restated Guarantee Facility in the form attached in Appendix 2 to Annex 1.5-2;

11.1.6	receipt by the Company of the release letter by the Existing Lenders in the form attached in Appendix 4 to Annex 1.5-2;

11.1.7	receipt by the Company of the confirmation letter by the VD Lender substantially in the form attached in Annex 1.5-3;

11.1.8	receipt by IUBH of the confirmation letter by the EFBH Lender substantially in the form attached in Annex 1.5-4;

11.1.9	receipt by the Company of confirmation letter by the ARFH Lender substantially in the form attached in Annex 1.5-5;

11.1.10
Seller 1 on behalf of all Sellers shall provide the Purchaser until three Business Days prior to the Closing Date with the confirmation letter substantially in the form attached hereto as Annex 1.3-2 stating the amounts of the Remaining Shareholder Redemption Amounts as of the envisaged Closing Date;

11.1.11
redemption of the Pre Closing Shareholder Redemption Amount, the Bank Redemption Amount, the VD Lender Redemption Amount, the EFBH Financing Redemption Amount and the ARFH Lender Redemption Amount to the relevant creditor;

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11.1.12
receipt of payment confirmations by (i) the Seller 2 regarding receipt of Pre Closing Shareholder Redemption Amount, (ii) by the Existing Lenders regarding receipt of Bank Redemption Amount, (iii) by the EFBH Lender regarding receipt of the EFBH Financing Redemption Amount, (iv) by the VD Lender regarding receipt of VD Lender Redemption Amount and (v) by the ARFH Lender regarding receipt of the ARFH Lender Redemption Amount;

11.1.13	issuance of the Back Surety;

11.1.14
in the period between the date hereof and the Closing Date, Sellers shall procure that the management of IUBH approaches the competent state ministry of education of North Rhine Westphalia to inform them about the Transaction and measure their reaction to Purchaser becoming the new indirect owner of IUBH (whereas Purchaser shall have the right but not the obligation to designate a nominee reasonably acceptable to Sellers to participate in such approach and provided, however, that it shall be at the Sellers´ free discretion at what point of time before the Closing Date such approach shall be pursued); and

11.1.15
in the period between the date hereof and Closing Date the competent state ministry of education of North Rhine Westphalia shall not have indicated material concerns about the indirect change of ownership in IUBH with the Purchaser becoming new indirect shareholder of IUBH.

11.2	Waiver
Unless mutually agreed between the Parties, no Party shall be entitled to waive all or any of the Closing Conditions, except for (x) the Closing Conditions under clauses 11.1.7 through 11.1.10, 11.1.12 and 11.1.14 which may be waived by Purchaser in writing and (y) the Closing Condition under clause 11.1.9 and 11.1.12 (v) which may be waived by Sellers in writing whereas in such case Sellers as partial debtors shall indemnity and hold harmless Purchaser from any claims under the ARFH vendor loan to the extent such claims are not taken into account as Effective Date Debt in the Effective Date Accounts.

11.3	Termination

11.3.1	This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:
11.3.1.1 by mutual written agreement of the Parties;
11.3.1.2 by the Sellers, acting jointly, in the event that, by January 31, 2016, or - if Purchaser in its sole discretion notifies Sellers’ Agent in writing by 15 January 2016 of an extension of such date to April 30, 2016 - by April 30, 2016 (each hereinafter “Long Stop Date”), the Closing Condition pursuant to clause 11.1.13 has not occurred and has not been duly waived in accordance with clause 11.2.
11.3.1.3 by the Purchaser in the event that, by the Long Stop Date, any or all of the Closing Conditions pursuant to clause 11.1.4 through clause 11.1.9 have not occurred and have not been duly waived in accordance with clause 11.2.

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11.3.2
In the event that, by the expiry of the Long Stop Date the Closing Conditions pursuant to clause 11.1.1 and/or clause 11.1.3 have not occurred and have not been duly waived in accordance with clause 11.2, the Parties shall try to reach an agreement on an amendment to this Agreement on a good faith basis reflecting that IUBH has not received the HSP 2 2nd Tranche Grant Order and/ or HSP 2 2nd Tranche Grant Payments prior to Closing. If the Parties do not reach an agreement pursuant to and in accordance with the foregoing sentence within one month after the Long Stop Date, both, the Sellers (acting jointly) and the Purchaser shall each have the right to terminate this Agreement and abandon the Transaction, unless the Closing Condition pursuant to clause 11.1.3 has in the meantime been fulfilled.

The termination of this Agreement shall be without prejudice to any claims or rights of action previously accrued to the Parties hereunder. In case of a rescission pursuant to this provision, any and all obligations between the Parties shall no longer be applicable except for the rights and obligations under this clause 11.3, clause 19 (Confidentiality), clause 21 (Costs), clause 22 (Final Provisions).

11.4
On the Closing Date the Parties shall take the following measures and actions (“Closing Actions”) in the following order, which shall be deemed to be undertaken simultaneously (Zug um Zug), and thereby effectuate the transactions contemplated by this Agreement (“Closing”):

11.4.1
Purchaser shall deliver copies of executed notification letter in the format as attached in Annex 11.4.1 and confirmation by J.P. Morgan AG of receipt of the notification letter with the Back Surety thus becoming unconditionally valid and the Existing Security thus being irrevocably released.

11.4.2
The Sellers shall deliver or procure the delivery of the duly signed resignation letters substantially in the form attached hereto as Annex 11.4.2-1 of the members of the controlling/supervisory bodies (if any) of each of the Group Companies who are employees of the Sellers and/or Sellers' affiliated entities (verbundene Unternehmen) within the meaning of sec. 15 et seq. of the AktG (“Affiliate” or “Affiliates”) and conclusively listed in Annex 11.4.2-2, setting out the resignation from their respective office with effect as of the Closing Date and confirming that they have no claims for compensation for termination, loss of office, or otherwise against any of the Group Companies.

11.4.3
The Sellers shall confirm that the Existing Key Personnel Contracts have not been amended, cancelled or terminated as of the Closing Date and that they have not received any indication in writing that such Key Personnel Contracts shall be terminated within a three months` period after Closing.

11.4.4	Sellers shall deliver to Purchaser evidence of the issuance of the Restated Guarantee Facility and of its receipt by Norddeutsche Landesbank Girozentrale.

11.4.5
The Sellers shall procure that the Existing Lenders provide the Company with a written confirmation that the total outstanding amount under the Existing Bank Financing as of the Closing Date as specified in the release agreement submitted pursuant to clause 11.1.4 has been paid to the Existing Lenders and Sellers shall deliver such confirmation to Purchaser without undue delay.

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11.4.6	The Purchaser shall pay (i) the Estimated Cash Amount to the Joint Sellers’ Account (ii) the Escrow Amount to the Escrow Account and (iii) the HSP 2 Escrow Amount to the HSP 2 Escrow Account.

11.4.7	The Escrow Agent shall have confirmed receipt of (i) the Escrow Amount in the Escrow Account and (ii) the receipt of the HSP 2 Escrow Amount in the HSP 2 Escrow Account.
With respect to the payment to the Joint Sellers’ Account set out in clause 11.4.6 above, either (i) the Sellers shall have received a written confirmation from the Sellers’ bank of the receipt on the Joint Sellers’ Account of the respective payment or (ii) the Sellers shall have otherwise obtained knowledge of receipt of the respective funds on the Joint Sellers’ Account (including but not limited to Sellers being able to take from its online or other banking system that the respective funds have been credited to the Joint Sellers’ Account; it being understood that the Sellers have an obligation to permanently monitor such banking system or comparable sources on the day of Closing and until receipt of funds has been confirmed and confirm to Purchaser the receipt of funds once Seller has obtained respective knowledge).

11.5	Post Closing Covenants

11.5.1	On the Closing Date, the Purchaser shall procure payment of the Remaining Shareholder Redemption Amounts pursuant to and in accordance with clause 4.2.

11.5.2
Sellers’ Agent shall confirm in writing to the Purchaser without undue delay upon receipt of the respective funds, however assuming the payment under clause 11.5.1 is credited to Joint Sellers` Account on the Closing Date, in any event on the Closing Date, the receipt of payment of the Remaining Shareholder Redemption Amounts (as confirmed by confirmation letter issued pursuant to clause 11.1.10).

11.6
On the Closing Date, the Parties shall record and confirm in a closing memorandum substantially in the form as attached hereto as Annex 11.6, inter alia, (i) that all Closing Conditions have been satisfied or duly waived and (ii) the proper execution or duly waiver of the Closing Actions (the “Closing Memorandum”). The Closing Memorandum shall not have any constitutive effect (konstitutive Wirkung) with respect to the occurrence of any Closing Condition or Closing Action, but shall only have declaratory effect for evidentiary purposes.

11.7
The Parties undertake to take any and all measures and perform any and all actions required and/or appropriate to ensure the occurrence of the above-mentioned Closing Conditions and to execute the Closing Actions.

12	Independent Guarantee Undertakings of the Sellers

12.1	General Scope of Application

12.1.1
Each Seller, each individually as partial debtor (Teilschuldner) and in case of clause 12.2.1, 12.2.2 and 12.12.1 und 12.12.2 only with regard to and in view of itself and the Sold Shares held by the respective Seller and the respective Shareholder Loan and Vendor Loan, respectively, granted by such Seller, as the case may be, respectively, warrants to the Purchaser each by way of an

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independent guarantee undertaking (selbständiges Garantieversprechen) pursuant to Section 311(1) BGB as well as in accordance with the provisions of clause 14 which form an inseparable and integral part of these warranties that the statements set forth below in this clause 12 are true and accurate as of the Signing Date and the Closing Date (whereas for the purposes of this clause 12 the terms Closing Date and Closing shall refer to the point of time of the transfer in rem (dingliche Übertragung) of the Sold Shares) (unless it is explicitly set out in an individual warranty that such individual warranty shall only be given as of the Signing Date).

12.1.2
The Sellers and the Purchaser agree that the warranties set forth below in this clause 12 do not constitute guarantees of quality (Beschaffenheitsgarantie) pursuant to Sections 443, 444 BGB and that the scope of the warranties set forth below in this clause 12 and clauses 14 and 16 are an inseparable and integral part of the independent guarantee undertakings (selbständiges Garantieversprechen) and do not constitute a limitation or exclusion of the liability pursuant to Sections 443, 444 BGB.

12.1.3
The Purchaser acknowledges the Existing Security to serve as security to secure the Existing Bank Financing (including the Restated Guarantee Facility to be executed prior to Closing) until the redemption of the Bank Redemption Amount in accordance with clause 11.1.11 and the issuance of the Back Surety and delivery of the executed notification letter pursuant to clause 11.4.1 with the Back Surety thus becoming unconditionally valid and replacing the Existing Security under the Restated Guarantee as security. The statements made and warranties given under this clause 12.2.1, 12.3.3, 12.2.7 shall thus as of the Signing Date be made subject to and limited by the Existing Security whereas such statements and warranties shall as of the Closing Date no longer be subject to such limitations.

12.2	Warranties with regard to the Corporate Situation of the Career Group

12.2.1
The information about the Group Companies and the shareholding in the Group Companies provided in clauses 1.1 and 1.2 is true and complete. The Sold Shares effectively exist and are as of the date hereof (with the exception of such security interests exhaustively listed in the recitals of the release agreement with the Existing Lenders in the form attached hereto as Annex 1.5-2 and to be released pursuant to the release agreement attached hereto as Annex 1.5-2) and the Closing free and clear of any encumbrance and other third party’s right of whatever nature . Furthermore, no one has been granted any other rights or options of any nature whatsoever in relation to shares in any of the Group Companies (including existing shares as well as shares to be newly issued), irrespective of whether or not such right or option would materialize before or after Closing. The capital contributions have been fully paid in and have not been repaid. In light of the shareholders’ resolution attached hereto as Annex 3.4, the Sellers may freely dispose of the Sold Shares held by them in the Company and there do not exist any pre-emptive, option, usufructuary or other purchase rights and/or security interests or similar rights of third parties with regard to the Sold Shares (as of the date hereof with the exception of such security interests exhaustively listed in in the recitals of the release agreement with the Existing Lenders in the form attached hereto as Annex 1.5-2 and to be released pursuant to the release agreement attached hereto as Annex 1.5-2, but not as of the Closing). The above-mentioned warranties with regard to the Sellers’ participation in the Company shall be individually given by each Seller exclusively with regard to its own shareholding in the Company and expressly do not refer to the shareholdings of the other Sellers.

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12.2.2
Each Seller that is an entity and the Group Companies are duly organized and validly existing under the laws of their jurisdiction and have the full corporate power and corporate authority to own or use their respective assets and properties and to carry on their respective business as being conducted as of the date hereof.

12.2.3
The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby do not conflict with, or result in the breach of, or constitute a default under, the articles of association or the by-laws of any Group Company or Seller.

12.2.4
The Company’s articles of association dated 29.05.2012 attached hereto as Annex 12.2.4 represent the current and applicable version of the Company’s articles of association. They are true and complete. There are no collateral agreements to the relevant articles of association besides the existing shareholders` agreement on the level of the Company

12.2.5
The excerpt from the commercial register attached hereto as Annex 12.2.5 truly and completely reflects the legal situation of the Company as regards facts and circumstances which have to be registered with the commercial register. Except for the execution of measures in connection herewith or on the basis hereof, no applications for registration have been filed and no shareholders’ resolutions passed, which may require the registration with the commercial register and which are not shown in the excerpt from the commercial register.

12.2.6
Except as specified in Annex 12.2.6, the Company does neither have any shareholdings in or ownership rights with regard to other companies or enterprises nor is under any obligation to acquire such shareholdings or rights. Except as specified in Annex 12.2.6, neither the Company nor the other Group Companies are a party to inter-company agreements within the meaning of Sections 291 et seq. of the German Stock Corporations Act (Aktiengesetz, "AktG") nor has it entered into agreements on the establishment of silent partnerships or other profit-sharing agreements.

12.2.7
The Subsidiaries exist as specified in Annex 12.2.7, and areas of the date hereof not encumbered by third parties’ rights other than such security interests exhaustively listed in in the recitals of the release agreement with the Existing Lenders in the form attached hereto as Annex 1.5-2 and to be released pursuant to the release agreement attached hereto as Annex 1.5-2 and are as of the Closing not encumbered by third parties’ rights. As of Closing and the date hereof (on the date hereof with the exception of the pledges under the Existing Bank Financing exhaustively listed in in the recitals of the release agreement with the Existing Lenders in the form attached hereto as Annex 1.5-2 and to be released pursuant to the release agreement attached hereto as Annex 1.5-2) the relevant shares and interests of the Subsidiaries held by the Company have in particular neither been pledged nor seized and there do not exist any preemptive rights, options, or other rights or claims of third parties thereto.

12.2.8
The relevant share capital of the Subsidiaries has been truly stated. The share capital and/or the capital contribution has in each case been paid in and/or made in full and has/have not been paid back neither totally nor partially.

12.2.9	The articles of association of the Subsidiaries provided to the Purchaser and listed in Annex 12.2.9 represent the current and applicable version of such articles of association. They are each true

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and complete. Except as listed in Annex 12.2.9 there are no collateral agreements to such articles of associations.

12.2.10
The excerpts from the commercial register attached hereto as Annex 12.2.10 truly and completely reflect the legal situation of the Subsidiaries as regards facts and circumstances which have to be registered with the commercial register. No applications for registration have been filed and no shareholders’ resolutions passed, which may require the registration with the commercial register and which are not shown in the excerpt from the commercial register.

12.2.11
The Sellers have the full corporate power and authority to carry out the Transaction contemplated hereby and such Transaction has been duly authorized by all necessary corporate actions on the part of the Sellers.

12.2.12
There are no actions, suits or proceedings pending or threatened to be filed or instituted against the Sellers or any of the Group Companies before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which prohibits the consummation of the Transaction.

12.3	Warranties with regard to the Economic Situation of the Company and the Group Companies

12.3.1
Neither the Company nor any Group Company is insolvent (zahlungsunfähig) or overindebted (überschuldet) within the meaning of Section 19 German Insolvency Act (Insolvenzordnung, “InsO”). No application for the opening of insolvency proceedings against the assets of the Company or any Group Company has been filed or rejected because of a lack of assets. No shareholders’ resolution for liquidation or dissolution has been passed with regard to the Company or a Group Company. To the Sellers’ Best Knowledge, no third party has applied for admission to insolvency proceedings in relation to any Group Company.

12.3.2
The consolidated annual financial statements of the Group as of 31 December 2014 (the “2014 Financial Statements”) attached hereto as Annex 12.3.2 have been prepared with the diligence of a prudent businessman in accordance with the respective applicable statutory provisions of German GAAP and past practice. The 2014 Financial Statements give a true and fair view of the economic, financial and earning situation of the Group at the respective balance sheet date. This warranty is not granted in view of the tax treatment for subsidies received under HSP 2 1st Tranche Grant.

12.3.3
Except for the assets specified in Annex 12.3.3, the Company and the other Group Companies hold full and unlimited title or effective usufructuary rights or – in case of leased and/or licensed assets – are entitled to use any and all of the fixed assets (Anlagevermögen) and current assets (Umlaufvermögen) which are currently used in the course of business of the Company and the other Group Companies except for customary reservations of title (Eigentumsvorbehalte) of suppliers or liens (Pfandrechte) of lessors or other third parties which may exist by virtue of law or contractual agreement with regard to the liabilities of the Company and the other Group Companies.

12.3.4	None of the Group Companies owns any real property or holds any rights equivalent to real property (Grundstücksgleiche Rechte).

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12.4	Warranties with regard to the business of Group Companies

12.4.1
To the Sellers` Best Knowledge, each Group Company is and within the last three (3) years prior to the date of this Agreement has been in compliance in all material respects with (i) applicable laws and (ii) orders, decrees or rulings of, or restrictions imposed by, any court or authority. The afore warranty shall be subject to a special exemption amount of EUR 3,000,000.-- (in words: three million euros) (Freibetrag). This warranty is furthermore subject to the following general limitation and restriction: the specific compliance with law warranties contained in clauses 12.4.3 1st sentence, 12.5.10, 12.7.2, 12.10, 12.4.13 1st sentence with regard to the specific content or area governed thereby, meaning that the more general warranty contained in this clause 12.4.1 shall not be applicable to such specific content or area contained in the respective clauses. This clause 12.4.1 shall not apply to Taxes and Tax laws.

12.4.2
Annex 12.4.2 lists any and all existing public and private permits, permissions, licenses, and accreditation notes held by the Company and the Group Companies which are required for the management and the continuation of their current businesses of the Company and the Group Companies as conducted as of the date hereof (hereinafter the “Existing Permits”). The Existing Permits have as of the Signing Date and as of the Closing Date not been revoked or withdrawn and no circumstances exist which could – already before the Closing Date- lead to a revocation or withdrawal of Existing Permits the revocation or withdrawal of which would have a material adverse effect on the business of the respective Group Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby do not conflict with, or result in the breach, revocation or withdrawal of any Existing Permits material to the business of the respective Group Company or otherwise require any notice to or consent by any competent public authority in relation to any Existing Permits. This warranty is not given with respect to compliance with conditions (Auflagen, Nebenbestimmungen) and other obligations of the Existing Permits which are to be fulfilled after the Closing Date or the fulfillment date of which expires after the Closing Date whereas it is clarified that the compliance until Closing Date is not affected or limited thereby. The Company and other Group Companies have made all notifications to public authorities and other public entities stipulated by mandatory law required for the management and the continuation of their current businesses as conducted as of the date hereof the non-notification of which would have an adverse effect on the business of a Group Company. There are no regulatory or judicial proceedings pending (rechtshängig) or threatened in writing with regard to the existence or the contents of the Existing Permits. The Sellers have indicated that the country North- Rhine Westphalia has asked for an examination of the preconditions of the country surety (Landesbürgschaft) which thus may have to be amended or adjusted after the Closing Date.

12.4.3
The Company and the other Group Companies as well as their operations are and have been, at all times in all material respects in compliance with (i) environmental law as well as (ii) with all laws and regulations regarding safety and health and (iii) to the Sellers’ Knowledge all applicable data protection laws and regulations. They are under no legal or contractual obligation to remediate any soil or groundwater contaminations or any other environmental damages.

12.4.4
Annex 12.4.4 contains a list of any and all material patents, trademarks, design or utility patents, domains, and other industrial property rights owned by the Group Companies (hereinafter also referred to as the “IP Rights”). To the Seller’s Best Knowledge, the IP Rights are - except as

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specified in Annex 12.4.4 - not subject of any threatened or pending infringement, opposition, public opposition, cancellation, revocation or correction proceedings or of another impairment of the scope of protection. To the Sellers’ Best Knowledge, the current use of the IP Rights does not violate any material third parties’ rights. The IP Rights are to the Sellers` Knowledge sufficient to conduct the business of the Group as conducted as of the Signing Date.

12.4.5
Each Group Company either owns or holds valid leases and/or licenses to all computer hardware, software, networks and other information technology which is material for such Group Company to conduct its business as conducted on the Signing Date. Except as listed in Annex 12.4.5, such material leases or licenses are effective for, and cannot be terminated by the respective other party thereto due to the Transaction. Except as listed in Annex 12.4.5, such material leases or licenses will be maintained by the Company and the Group Companies until the Closing Date.

12.4.6
The insurances specified in Annex 12.4.6 exist with regard to the Group Companies and its business. The Group Companies maintain ongoing insurance coverage with regard to the insured risks. All premiums have been paid when due. There is no material claim outstanding under any of the insurance policies, all material claims have been settled in full and, to the Sellers’ Best Knowledge, there are no circumstances, which exist and are likely to give rise to such a claim. All incidents that occurred and became known before the Closing Date and that could result in a claim under any insurance policy have been or will be notified to the relevant insurers.

12.4.7	Except as specified in Annex 12.4.7, the Group Companies do not have branch offices, business operations, business units or subsidiary enterprises.

12.4.8
Except as disclosed in Annex 12.4.8 at Closing there are no agreements or arrangements entered into between the Group Companies and the Sellers and/or their Affiliates (other than the Group Companies). At Closing there will be no pending payments or other liabilities based on prior agreements or arrangements between the Group Companies and the Sellers and/or their Affiliates (other than the Group Companies) except as for such payments or other liabilities related to agreements or arrangements disclosed in Annex 12.4.8.

12.4.9
Except as disclosed in Annex 12.4.9, to the extent permissible under applicable law and except for any actions and measures contemplated under this Agreement, to the Sellers’ Best Knowledge from January 1, 2015 until the date of this Agreement, each Group Company’s business has been carried on in all material respects in the ordinary course of business and consistently with past practice. Any measures and actions contemplated in the Relevant Business Plan shall be deemed to be measures and actions within the ordinary course of business.

12.4.10
Annex 12.4.10 contains a complete and true list of all material written agreements as described below (i) to which any Group Company is a party and (ii) the main obligations of which have not yet been completely fulfilled (noch nicht beidseitig vollständig erfüllte Verträge) on the Signing Date (the “Material Agreements”):

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(i)
(except for the Existing Bank Financing, the Existing Vendor Loan, the Shareholder Loans, the EFBH Financing and the ARFH Lender vendor loan) loan agreements, bonds, notes or any other debt instruments involving any third party (other than the Group Companies) including operating leases (except for standard day to day office equipment leases and car leases) exceeding an amount of EUR 50,000.-- (in words: fifty thousand euros);

(ii)
(except for the Existing Security) guarantees, indemnities, and surety-ships, in each case issued for any debt of any third party (other than the Group Companies) amounting to EUR 50,000.-- (in words: fifty thousand euros) or more;

(iii)
all agreements to which a Group Company is a party and which provide for a right of the party other than the respective Group Company to terminate the agreement as a result of the Transaction (“change of control”");

(iv)
license agreements which the Group Companies have concluded either as licensor or licensee and which (x) (individually or collectively) provide for annual payments of at least EUR 50,000.-- (in words: fifty thousand euros) or (y) may be terminated by the relevant Group Company at the earliest effective or the term of which ends at the earliest 6 (six) months following the Signing Date (except for customary license agreements for standard application software purchased or licensed by the Group Companies);

(v)	agreements on the lease of property exceeding a rent obligation per year in excess of EUR 50,000.-- (in words: fifty thousand euros);

(vi)
any other agreements (x) with a value of at least EUR 100,000.-- (in words: one hundred thousand euros) per year, or (y) with a remaining term of longer than five years as of the date hereof which may only be terminated by a notice period of more than six months (except for enrolment contracts (Einschreibungsverträge) and student contracts (Studienverträge) entered into with students).

12.4.11
Each of the Material Agreements is, to the Sellers’ Best Knowledge, in full force and effect. Neither has any Group Company received a written notice of termination relating to a Material Agreement in writing, nor is, to the Sellers’ Best Knowledge, any Group Company in any breach of any material provision of the Material Agreements, the consequence being the right of the other party to terminate or request for amending or modifying the respective Material Agreement (whether for cause or otherwise).

12.4.12
Except as specified in Annex 12.4.12, the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby do not conflict with, or result in the breach of, or constitute a default under (i) any Material Agreement and/or (ii) any enrolment contracts (Einschreibungsverträge) and/or student contracts (Studienverträge) entered into with students.

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12.4.13
To the Sellers’ Best Knowledge, the enrolment contracts (Einschreibungsverträge) and student contracts (Studienverträge) entered into with students have been validly concluded on the part of the Group Companies and are in particular in compliance with the provisions on distance contracts (Fernabsatzgesetz) and distance education. This warranty is not given for contracts with non-paying students.

12.5	Warranties with regard to Employees and pensions

12.5.1
Annex 12.5.1 lists all employees (including managing directors) receiving a gross annual salary exceeding an amount of EUR 100,000.-- (in words: one hundred thousand euros) and the commencement of the employment agreements of such employees (including managing directors) employed with the Company and the other Group Companies as well as their age, salary, bonus, and other compensation paid or payable to each such employee/member of management by any of the Group Companies (including compensation or severance payment (including any termination indemnities) in case of a termination of employment/office to the extent such compensation is owed on the basis of a contractual arrangement. None of the listed employees/managing directors have terminated their employment nor have threatened in writing to terminate such employment as of the date hereof nor has the Company or any of its Subsidiaries given notice to any of these employees (including managing directors). Except within the ordinary course of business and except as specified otherwise in Annex 12.5.1, no increases in salaries have been agreed upon for the time after the Effective Date or with effect as of the Effective Date.

12.5.2	To the Seller’s Best Knowledge, no oral agreements are concluded with any of the employees listed in Annex 12.5.1.

12.5.3
Annex 12.5.3 contains all current service contracts of the managing directors of the Company or any of its Subsidiaries as well as all additional agreements concluded with or offered to them by any of the Group Companies.

12.5.4
There does not exist and has not existed any plan, program or other agreement in each case relating to bonus payments, company pensions, incentive payments, severance payments, health care or retirement pensions, in each case with regard to employees in general (including managing directors) of the Company or any of its Subsidiaries (other than those required by law), except as stated in Annex 12.5.4.

12.5.5
Except as set forth in Annex 12.5.5 at the Signing Date there does not exist any outstanding offer of employment or engagement by the Company or any of its Subsidiaries and no individual has accepted an offer of employment or engagement by the Company or any of its Subsidiaries who has not yet started his employment or engagement with an annual gross salary exceeding EUR 100,000.-- (in words: one hundred thousand euros).

12.5.6
Except as set forth in Annex 12.5.6 the Company or any of its Subsidiaries have not made any loans or advances or provided any financial assistance to any (former) employee (including managing directors and members of the board of directors) of the Company or any of its Subsidiaries.

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12.5.7	Neither the Company nor any of its Subsidiaries have a works council or another or additional employees’ representation under an existing collective labor agreement except as listed in Annex 12.5.7.

12.5.8
Annex 12.5.8 contains for the Company and its Subsidiaries a correct and complete list of the following agreements that apply to Company or any of its Subsidiaries as of the Signing Date (including after-effect (Nachwirkung) after Signing Date): (A) all reconciliation of interests agreements (Interessenausgleiche) and social plans (Sozialpläne), (B) all works agreements (Betriebsvereinbarungen), (C) to the Sellers´ Best Knowledge all collective bargaining agreements (Tarifverträge).

12.5.9
Annex 12.5.9 contains for the Company and any of its Subsidiaries a correct and complete list of all employees who have entered into an old age part time agreement (Altersteilzeitvertrag) with such company. The Company and any of its Subsidiaries have taken all measures legally required to ensure protection of the old age part time agreements against the case of insolvency.

12.5.10	Any liabilities from service and employment relationships due until Closing Date have been or will be fulfilled until Closing Date.

12.5.11
No obligations of any of the Group Companies vis-á-vis former managing directors or members of the board of directors of the Company or any of its Subsidiaries exist except as set forth in Annex 12.5.15.

12.5.12
No former employees of hr Team Horst Rückle GmbH have claimed or will claim damages based on an omitted of deficient notification of the business transfer from hr Team Horst Rückle GmbH to CP hr Training GmbH and none of these employees has objected or will object to the transfer of their employment form hr Team Horst Rückle GmbH to CP hr Training GmbH.

12.5.13
To the Sellers’ Best Knowledge there are no freelancers and/or consultants and/or employees supplied by other persons (Leiharbeitnehmer) who could claim to be or would be considered by the competent Governmental Body as employees of the Company or any of its Subsidiaries.

12.5.14
Neither the execution, delivery or performance of this Agreement or any agreement entered into pursuant to this Agreement, nor the consummation of any of the transactions contemplated hereunder and thereunder, will or may (either alone or upon the occurrence of any additional or subsequent events) result in any of the Group Companies becoming obliged to any payment (whether of severance pay or otherwise and whether or not under any Plan), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee (including managing directors and members of the board of directors) of the Company or any of the Subsidiaries or provide such individuals with a right to terminate their employment agreements, in each course except as in accordance with the ordinary course of business.

12.5.15
In respect of the Group Companies, Annex 12.5.15 contains a list as of five Business Days before the Signing Date of all its active employees, former employees with vested pension entitlements, pensioners with ongoing pensions, surviving dependents with ongoing pensions, surviving dependents, in each case with an entitlement to a surviving spouse or orphan’s pensions,

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in each case describing the applicable pension applicable to that individual and listing the amount of the entitlement (vested or unvested) of this individual, if any.

12.5.16	There are no individuals whose pensions entitlements were settled or individuals with whom there are any disputes (whether in or out of court) around pension matters.

12.5.17
All obligations under or in connection with any pension commitments of the Group Companies, be it vis-à-vis employees, life insurance companies, a support fund (Unterstützungskasse), a pension fund (Pensionsfond, Pensionskasse), or any other entity being entitled to any payments in connection with any pension commitments, including obligations arising by operation of law, existing before the Closing Date and pertaining to periods prior to the Closing have to the Sellers` Best Knowledge either been fulfilled or have been duly funded in accordance with applicable law.

12.5.18
In the past all pension commitments of the Group Companies have to the Sellers` Best Knowledge been adjusted regularly as required by Section 16 German Company Pension Act (Betriebsrentengesetz - BetrAVG) or, where applicable, by equivalent provisions of foreign law or contractual provisions, and no backlog adjustments (nachholende Anpassung) must be made for periods up to the Closing except as set forth in Annex 12.5.18.

12.5.19
All relevant fiscal directives and regulations, in each case with regard to pension matters, have been observed and there are no pending disputes (whether in or out of court) with fiscal authorities around pension matters.

12.6	Litigation
No Group Company is a party to any litigation, dispute resolution or similar proceedings and no such proceedings have been threatened in writing by or against a Group Company (i) as of the Signing Date, except as otherwise disclosed in Annex 12.6, with a value in dispute exceeding, in each case, Euro 15,000.-- (in words: Euro fifteen thousand) and (ii) as of the Closing Date with a value in dispute exceeding, in each case, Euro 50,000.-- (in words: Euro fifty thousand).

12.7	Warranties with regard to certain public subsidies

12.7.1
Annex 12.7.1 contains a list of all public subsidy grant orders (öffentlich rechtliche Zuwendungs- und Förderbescheide) and public subsidy grant agreements (öffentlich rechtliche Zuwendungs und Förderverträge) except for public subsidy grants and public subsidy grant agreements under HSP 1 and HSP 2 received by the Company and the Group Companies during the last five (5) years including the sums payable and in fact paid under these public subsidy grant orders and public subsidy grant agreements, as well as their subsidy periods (Förderperioden).

12.7.2
To the Sellers` Best Knowledge, the Company and the other Group Companies comply with the conditions of the listed public grant orders and public subsidy grant agreements as well as with any law and regulation relating to these public grant orders and public subsidy grant agreements (including but not limited to the Company’s and the other Group Companies’ use of the funds provided under the aforementioned public grant orders and public subsidy grant agreements the non-compliance of which would have an adverse effect on any Group Company). Neither of

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these public grant orders and public subsidy grant agreements listed in Annex 12.7.1 will legally be terminated because of the sale and transfer of the Sold Shares under this Agreement on the basis of a chance of control clause. This warranty is not given with respect to compliance with conditions (Auflagen, Bedingungen, Nebenbestimmungen) and other obligations under public grant orders and public subsidy grant agreements which are to be fulfilled after the Closing Date respectively the fulfillment date of which expires after the Closing Date whereas it is clarified that the compliance until Closing Date is not affected or limited thereby.

12.8	No Brokerage or Commission Fees / No Liabilities From Historic Transactions

12.8.1
Neither the Sellers nor any Group Company have incurred any liability for brokerage, finder’s or other similar fees or commissions or any other costs in relation to or in connection with the transactions contemplated hereby, the payment of which may be claimed from any Group Company on or after the Closing Date. The Parties explicitly agree that the limitations contained in clause 14 shall under no circumstances apply in case of a breach of the foregoing warranty contained in this clause 12.8.1

12.8.2
Except as set out otherwise in Annex 12.8.2, none of the Group Companies is subject to any liability (whether actual or contingent) arising from any acquisitions or disposals of shares or major assets by means of a share and /or asset deal which occurred within a period of ten (10) years prior to the Closing Date as truly and completely and exhaustively listed in Annex 12.8.2 (i).

12.9	Warranties with regard to Taxes and Social Securities

12.9.1
Taxes within the meaning of this Agreement are any and all taxes and supplementary tax payments pursuant to Section 3 of the German Fiscal Code (Abgabenordnung, AO) on the level of the Group Companies or of the relevant laws of any other jurisdiction, together with any interest, penalty or addition thereto (steuerliche Nebenleistungen), and contributions to any kind of pension scheme, social security contributions under German law and equivalent charges under foreign law, as well as all duties and tariffs (Zölle) (including anti-dumping duties and tariffs (Antidumpingzölle)), including duties and tariffs under foreign law as well as fines in relation to taxes, in each case irrespective of whether owed as tax payer, as a withholding agent, by way of a secondary liability (Haftungsschuld), by way of a transferee liability, contractual assumption or otherwise as a result of being a member of (or leaving) an affiliated or consolidated tax group or under a tax sharing or allocation agreement or otherwise, in each case, whether disputed or not (hereinafter also individually referred to as “Tax” or collectively “Taxes”). The warranties under clause 12.9 are not granted with regard to the HSP Matter and the HSP 1 Amount and HSP 2 Amount.

12.9.2
Except as listed in Annex 12.9.2 the Group Companies have properly and completely prepared and duly filed any and all tax returns (including applications for loss carry-forwards) until Signing Date and will do so until the Closing Date. The Sellers do not give a warranty as to the amount and survival of any loss carry forwards due to the transactions contemplated in this Agreement.

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12.9.3
Any and all due taxes owed by the Company and the Group Companies until the Closing Date have been or will be duly paid or retained; VAT, in particular, has been paid within the scope of legal requirements and/or within the permanent extension of the filing deadline (Dauerfristverlängerung) granted by the tax office. Tax liabilities not due before Closing Date have been properly accounted for by the forming of tax accruals to the extent legally required and permissible.

12.9.4	The Group Companies have not applied for any tax rulings (verbindliche Auskünfte) until the Closing Date within the last three years before the date hereof.

12.9.5
No Group Company has received written notice of any violation of any applicable law, rule or regulation of any Tax authority relating to the payment or withholding of Taxes within the last three (3) years until the date hereof.

12.9.6
Each Group Company has maintained all records in relation to Tax which it is required to maintain, in accordance with any applicable requirements and which is sufficient to enable it and/or its officers, employees, or representatives to compute its liability to Tax in so far as it applies in any transaction occurring on or before Closing. Annex 12.9.6 contains a list of all ongoing investigations, ongoing non-routine audits or ongoing non-routine visits by or involving any Taxation authority until Signing Date.

12.9.7	No Group Company is involved in any dispute (Einspruchsverfahren) in relation to Tax with any Taxation authority until Signing Date.

12.9.8	Each Group Company is, to the extent that it is required to be registered, a registered person for the purposes of the relevant VAT applicable in any relevant jurisdiction.

12.9.9
No Group Company is a party to any transaction or arrangement the terms of which are any different from terms that would exist were the transaction to be entered into by two unconnected parties dealing at “arm’s length”.

12.9.10	Each Group Company has been resident for Tax purposes in its place of incorporation and nowhere else at all times since its incorporation. There are no foreign permanent establishments.

12.9.11
Except as otherwise disclosed in Annex 12.9.11 there are no tax relevant holding periods relating to the Group Companies which have been established within the seven years` period before Closing Date and no real property or holdings of any rights equivalent to real property (Grundstücksgleiche Rechte).

12.9.12
All employees and/or contract staff has been properly classified for Tax and social security purposes whereas any indemnifiable damage and loss resulting from a breach of this warranty shall only be taken into account for periods until the Closing Date and the period of three months` after Closing Date.

12.9.13	The fiscal unities as listed in Annex 12.9.13 within the Group have been duly established and exist as of the date of Signing.

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12.10	Warranties regarding Compliance with Anti- Bribery and Anti- Corruption Law

12.10.1
The entire warranty pursuant to this clause 12.10 is given only to the Seller’s Knowledge in its entirety, whereas in deviation of clause 12.14 last sentence the positive knowledge of any Seller shall for purposes of this clause 12.10 not be imputed on the respective other Sellers.

12.10.2
Annex 12.10.2 contains a list of any and all current shareholders, managing directors, and key employees (excluding freelancers and lecturers) of the Company or the other Group Companies that are current or former (within the last five years) government officials (Beamte) and the amount of compensation each such individual has received over the past 5 years from any Group Company. No shareholders, managing directors and key employees (excluding freelancers and lecturers) of the Company or the other Group Companies - except as specified in Annex 12.10.2 - are current or former (within the last five years) government officials (Beamte).

12.10.3
Annex 12.10.3 contains a list of the current employees (excluding free lancers and lecturers) of the Company or the other Group Companies materially involved in interacting with government officials (Beamte) on the Company's or the other Group Companies' behalf. No employees of the Company or the other Group Companies - except as specified in Annex 12.10.3 - are materially involved in interacting with government officials (Beamte) on the Company’s or the other Group Companies’ behalf.

12.10.4
Except as disclosed in Annex 12.10.4, none of the Sellers acting in their respective capacity as (i) shareholder of the Company, (ii) member of the board of directors of a Group Company, (iii) member of the Company’s Advisory Board and/or (iv) member of the Supervisory Board of a Group Company Board as the case may be, directly or indirectly,

12.10.4.1
offered, promised, given, requested, agreed to receive, received or accepted a bribe or financial or other advantage prohibited under German Criminal Law (Strafgesetzbuch) or instigated (angestifted) any employee or director of a Group Company to do so on behalf and for the benefit of the Company or any other Group Company,

12.10.4.2
have been, and are not, the subject of any investigation, enquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence under any statutes, statutory instruments, orders, directives, decrees and laws which relate to anti-bribery and/or anti-corruption,

12.10.4.3
have been listed by any government agency as being debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in government subsidy programs or other government contracts or grant orders, or

12.10.4.4
established or maintained any funds or assets to be used for bribery or corruption in general that have not been properly recorded in the books and records of any of the Group Companies pursuant to German applicable law.

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12.11	Information provided by the Sellers
As of the date of this Agreement, to the Sellers’ Best Knowledge, the information disclosed in the Disclosed Documents is true and fairly disclosed in all material respects. Such information is to Sellers’ Best Knowledge not misleading in any material respect.
This warranty shall not apply to the extent the Disclosed Documents relate to forecasts, estimations or budgets referring to future earnings, profits, returns, cash flows, the future financial situation, the future volume of orders, the future numbers of students or the future business of the Group or any Group Companies.

12.12	Warranties with regard to Shareholder Loans and other facilities

12.12.1	Each relevant Seller is the legal and beneficial holder of the relevant Repayment Claims under the Shareholder Loans.

12.12.2
Other than as set out in Annex 12.12.2 and (i) as of the Signing Date other than the Repayment Claims and (ii) as of the Closing Date other than the Remaining Shareholder Redemption Amounts as set out in in the respective confirmation letter pursuant to clause 11.1.10, none of the Sellers has any claim against any Group Company whereas clauses 14.4 and 14.6.3 (ii) shall not apply.

12.12.3
Other than the Restated Guarantee Facility there are no liabilities versus banks and other credit institutions pursuant to section 272 para 3 C no.2 German Commercial Code (HGB) as of the Closing Date (whereas this warranty is only given as of the Closing Date).

12.13
The Sellers do not give to the Purchaser any representations and/or warranties other than the warranties set forth in this clause 12. Notwithstanding the preceding sentence, the Purchaser in particular agrees that the Sellers do not give any warranties or guarantee undertakings with regard to (i) forecasts, estimations or budgets referring to future earnings, profits, returns, cash flows, the future financial situation, the future volume of orders or the future business of the Group made available to the Purchaser; (ii) other information or documents with regard to the business of the Group made available to the Purchaser, his lawyers, auditors or other advisers within the course of the sales process and the due diligence, unless otherwise expressly provided for in this Agreement; (iii) fiscal matters except for the provisions in clause 12.9.

12.14
The “Sellers’ Best Knowledge” within the meaning of this Agreement refers to (i) the actual positive knowledge (positive Kenntnis) of the relevant Seller and (ii) to the knowledge the relevant Seller must have had (hätte erkennen müssen), had it applied the care of a prudent business man (Sorgfalt eines ordentlichen Kaufmanns). The knowledge a Seller must have had, had it applied the care of a prudent business man shall (i) in case of any Auctus related Sellers being Seller 1 to 3 be imputed to the remaining Auctus related Sellers and (ii) in case of any Sellers not related to Auctus be imputed to the remaining Sellers not related to Auctus. For the avoidance of doubt, the knowledge any Auctus related Sellers must have had, had they applied the care of a prudent business man, shall not be imputed to any Sellers not related to Auctus and vice versa unless explicitly stated otherwise herein. For the avoidance of doubt, positive knowledge of any Seller shall be imputed to all remaining Sellers. ”Seller’s Knowledge” within the meaning of this

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Agreement refers only to the actual positive knowledge (positive Kenntnis) of the relevant Seller which in the case of Seller 1 through 3 shall be Dr. Ingo Krocke and Florian Buddemeier.

13	Rules of Conduct

13.1
The Sellers undertake to ensure during the period between the Signing Date and the Closing Date (“Interim Period”) that the relevant business of the Company and its Subsidiaries is managed with the diligence of a prudent businessman and exclusively within the ordinary course of business and in accordance with past practice.

13.2
In particular, but without limitation to the generality of the foregoing, during the Interim Period, the Sellers shall not, and shall procure that none of their Affiliates and/or the Group Companies will, without the Purchaser’s prior written approval:

13.2.1	amend or modify the constitution documents of any Group Company;

13.2.2	undertake any material capital expenditure outside the approved CAPEX budget as attached hereto as Annex 13.2.2;

13.2.3
sell, encumber or otherwise transfer or dispose of any fixed assets that are material to the business of the Group Companies, or in any event such assets having a book value in excess of EUR 500,000.-- (in words: Euro five hundred thousand) in the aggregate and in excess of EUR 100,000.-- (in words: Euro one hundred thousand) in the individual case;

13.2.4	increase, redeem or decrease the share capital, issue any other security in relation to the Group Companies;

13.2.5
hire employees or amend or novate existing employment agreements if this would cause an aggregated annual cost for the concerned Group Company in excess of EUR 250,000.-- (in words: Euro two hundred fifty thousand);

13.2.6	resolve on or distribute any dividends of the Company;

13.2.7
materially amend or terminate any Material Contract or enter into any agreement which would constitute a Material Contract of a Group Company, which may not be terminated within twenty-four (24) months and involves capital expenditures of more than EUR 250,000.-- (in words: Euro two hundred fifty thousand); provided, however, that the Seller may do so for good business reasons in case the Purchaser’s consent may not be obtained due to restrictions of competition law;

13.2.8	enter into new financing agreements;

13.2.9	waive or settle any outstanding claim, whether active or passive, exceeding EUR 100,000.-- (in words: Euro one hundred thousand) in the aggregate;

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13.2.10
settle or otherwise terminate any litigation proceedings or other form of legal action with a nominal value at dispute in excess of EUR 50,000.-- (in words: Euro fifty thousand) in the individual case;

13.2.11	acquire, create encumbrances on or dispose of participations in the equity of other companies; or acquire, dispose of or lease (as lessor or lessee) any business or segment of a business;

13.2.12	enter into any agreement or other transaction or arrangement between any Seller and/or any of their Affiliates and any Group Company;

13.2.13	submit any application for any government subsidies (including but not limited to any HSP program);

13.2.14	agree to do any of the foregoing.

13.3
For the avoidance of doubt, Purchaser shall not unreasonably withhold or delay its consent. In case Purchaser does not react to the request for approval within a period of ten Business Days upon its receipt such approval shall be deemed to be granted.

13.4
Notwithstanding anything in this Agreement to the contrary, the Sellers and the Group Companies are entitled to take all actions and/or do such other things (in each case only to the extent such actions and/or other things are in compliance with applicable law) as may be necessary to:

13.4.1	comply with any applicable law or any order of any competent public or judicial authority or existing contracts to which any of the Group Companies is a party; or

13.4.2	comply with this Agreement, in particular fulfill and perform the Closing Conditions and Closing Actions.

14	Legal Consequences in Case of a Breach of Warranties; Violations of Rules of Conduct; Indemnity

14.1
If any of the warranties given under clause 12 above is totally or partially inaccurate or incorrect or if any rule of conduct pursuant to clause 13 has been violated, the Sellers, shall as partial debtors (Teilschuldner) pro rata in accordance with their shareholding in the Company put the Purchaser to the extent of the warranties respectively given, into such position he would be in if the warranty had been correct or the rule of conduct had been complied with (restitution in kind (Naturalrestitution)). If the respective Seller has not made the restitution in kind (Naturalrestitution) within a period of two (2) months after the Purchaser has informed the respective Seller about the breach of the warranty in a substantiated form, the Purchaser may claim damages in money from the respective Seller.

14.2
The indemnifiable damages in case of a breach of warranties pursuant to clause 12 or a rule of conduct pursuant to clause 13 above shall include (x) any direct damage on the level of the Company and/or the Group Companies and/ or the Purchaser and (y) any indirect damages on the level of the Company and/or the Group Companies and/ or the Purchaser resulting from such

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breach, but (in relation to (y)), only to the extent that such damage is typically foreseeable and intended to be covered by the purpose of the breached warranty or of the breached rule of conduct (innerhalb des Schutzzweckes der verletzten Garantie oder Verhaltensregel). However, such indirect damages under (y) above shall not include any contingent losses and lost business opportunities, reputational damages, internal administration or overhead costs, lost profits on the level of the Purchaser, and a decrease of the value in the shares in the Company (Wertminderung der Beteiligung), whereas the exclusion of the decrease of the value in the shares in the Company from the indemnifiable damages shall not apply in case of breach of the warranties contained in clauses 12.2.1, 12.2.2, 12.2.7 and 12.2.11. For the avoidance of doubt, the fact that a damage that is a direct damage or an indemnifiable indirect damage in the form of lost profits may at the same time be qualified as lost business opportunity shall not exclude Purchaser's ability to raise a claim against Sellers for recovery of such direct damage or indemnifiable indirect damage in the form of lost profits.
Any damage in case of a breach of warranties pursuant to clause 12 above or otherwise pursuant to this Agreement shall be computed by taking into account any present or future advantages and benefits (including avoided losses, tax and financial benefits and savings as well as increases in the value of any asset owned by the Group (Abzug Neu für Alt) related to the relevant matter but only to the extent that the aforementioned items are connected to the matters underlying the breach. In calculating any damage no valuation methodology using multiples of earnings or the like shall be applied. To the extent the Company holds only a percentage share in a Group Company respective damages on the level of such Group Company shall only be recovered in such percentage amount.
Any payments resulting from a breach of warranties and/or rule of conduct shall be treated as purchase price reductions for tax purposes.

14.3	Notices to Sellers; Proceeding in Case of Third Parties’ Claims

14.3.1
In case of a factual or possible breach of a warranty pursuant to clause 12 or a rule of conduct pursuant to clause 13, the Purchaser shall be obliged to notify the affected Seller in writing of the factual or possible breach without undue delay after he obtained knowledge of the breach giving a description of the circumstances and, if reasonably possible, the estimated amount of the claim. The affected Seller shall further be given the opportunity to remedy the breach within the period specified in clause 14.1.

14.3.2
If and to the extent claims are asserted by third parties against the Purchaser which may reasonably give rise to a claim of the Purchaser (i) in connection with the breach of a warranty pursuant to clause 12 or (ii) under the indemnity set forth in clause 14.8 (“Third Party Claim”), the Purchaser shall be obliged

14.3.2.1 to provide the respective Seller with a copy of such Third Party Claim as well as any and all documents referring to a deadline (fristbezogene Dokumente), and
14.3.2.2 if the Seller acknowledges (anerkennt) in writing to Purchaser that the circumstances underlying the Third Party Claim basically (dem Grunde nach) constitute a breach of the warranties (Anerkennung dem Grunde nach) set forth in clause 12 or a claim under

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the indemnity set forth in clause 14.8 and that Seller shall (for the avoidance of doubt, subject to the further provisions of this Agreement, in particular clauses 14.4 subsequent which shall not be prejudiced by a Seller’s acknowledgment) be liable towards Purchaser for such breach subject to the terms of this Agreement, if and to the extent the Third Party Claims are finally held to be valid by a competent court or other competent authority or settlement, to give the respective Seller the opportunity to defend such claims for the Purchaser or the Company or the respective Subsidiary (at such Seller’s own cost).
The respective Seller shall be entitled to principally institute and control any and all appropriate proceedings and to coordinate such actions of defensive measures, it being understood that the Purchaser shall have customary participation rights, including the following:
(i)    At its option and expense, Purchaser shall have the right to reasonably participate in the defense (including through counsel of its choice).
(ii)    The respective Seller shall (x) keep Purchaser informed to a reasonable extent of the status of defense, (ii) give Purchaser the opportunity to discuss and comment on proposed defense measures and (iii) comply with any reasonable requests of Purchaser with respect to the defense necessary to avoid a material adverse effect on significant business interests of Purchaser, the Company or the Group Companies as a whole.
With respect to any Third Party Claim being controlled by a respective Seller, the Purchaser or the Company (and/or the respective Subsidiary) shall under no circumstances be entitled to acknowledge any Third Party Claim, to reach a settlement or to approve the acknowledgement (Anerkenntnis) or settlement (Vergleich) of a Third Party Claim without the prior written approval of the affected Seller. The respective Seller controlling a Third Party Claim shall only be entitled to acknowledge such Third Party Claim, to reach a settlement or to approve the acknowledgement (Anerkenntnis) or settlement (Vergleich) of such Third Party Claim, if the Purchaser approves such acknowledgement (Anerkenntnis) or settlement (Vergleich) in writing; besides § 254 BGB shall remain unaffected.
The Purchaser and the Company and/or the respective Subsidiary shall be obliged to reasonably assist the respective Seller in the defending of the Third Party Claim and in particular to provide to the respective Seller all relevant documents in relation to the Third Party Claim and to permit the respective Seller and his representatives to consult the management and other key employees of the Purchaser or the Company, in each case to the extent reasonably required by the respective Seller for the defense.

14.3.3
In the absence of an unconditional acknowledgement by a Seller, the defense against the Third Party Claim shall be controlled by Purchaser or the relevant Group Company, as the case may be whereas the participation rights pursuant to clause 14.3.2.2 2nd para (i) and (ii) shall apply mutatis mutandis with regard to the Sellers.

The Purchaser or the Company (and/or the respective Subsidiary) shall under no circumstances be entitled to acknowledge any Third Party Claim, to reach a settlement or to approve the

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acknowledgement (Anerkenntnis) or settlement (Vergleich) of a Third Party Claim without the prior written approval of the affected Seller, unless to avoid a material adverse effect on significant business interests of Purchaser, the Company or the Group Companies as a whole. Besides, § 254 BGB shall remain unaffected.

14.3.4
For the avoidance of doubt, in all cases of this clause 14.3 the costs incurred by Purchaser and/or the Group Companies in defending the Third Party Claim shall be part of the recoverable damages of Purchaser and/or the Group Companies under this Agreement to the extent they have a claim for recovery. If and to the extent that a Seller has exercised control of the defense pursuant to clause 14.3.2, such Seller shall indemnify and hold harmless Purchaser and the Group Companies from and against any proven and adequate costs incurred by Purchaser and the Group Companies for such defense.

14.3.5
If and to the extent the Purchaser or the Company or the relevant Group Company does not completely and properly fulfill his or its respective obligations pursuant to clause 14.3, the respective Seller(s) shall be released from his/their obligations under clauses 12, 13 and clause 14 only if and to the extent the Purchaser’s or the Company’s or the relevant Group Company’s failure to fulfill his or its obligations pursuant to clause 14.3 has caused or increased a damage and Purchaser shall procure that the Group Companies also adhere to these obligations.

14.4	De Minimis, Exemption Amount (Freibetrag)
The Purchaser shall only be entitled to a claim against a Seller under a breach of one of the warranties given under clause 12 if and to the extent an individual claim exceeds an amount of EUR 150,000.-- (in words: Euro One Hundred Fifty Thousand) (“Indemnifiable Claim”) and the sum of all Indemnifiable Claims exceeds an amount of EUR 1,500,000.-- (in words: Euro One Million Five Hundred Thousand). If the total amount of EUR 1,500,000.-- (in words: Euro One Million Five Hundred Thousand) is exceeded, the Purchaser may only claim the exceeding amount (exemption amount (Freibetrag)).
The limitation in this clause 14.4 shall not apply to Sellers’ liability for breach of warranties in relation to Taxes and the Sellers’ indemnity obligations under clause 14.8 as well as Sellers` liability in relation to breach of warranties pursuant to clause 12.2.1, 12.2.2, 12.2.7, 12.2.11, 12.2.12 and 12.12.2

14.5	Maximum Liability Amount

14.5.1
Any claims of the Purchaser against an individual Seller under a breach of one of the warranties given under clause 12.2, under clause 12.4.2 or under clause 12.9 shall be limited to the amount of the Share Purchase Price allocated to the respective Seller.

14.5.2
Any other claims of the Purchaser under clause 12 of this Agreement against an individual Seller shall be limited to 10% of the Share Purchase Price allocated to the respective Seller (unless explicitly set forth otherwise in this Agreement). For the avoidance of doubt, this shall not apply to claims of the Purchaser under this Agreement relating to Taxes.

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14.5.3
The total and overall liability of each Seller for all and any claims under or arising out of this Agreement shall be limited to the Share Purchase Price allocated to the respective Seller (the “Overall Liability Cap”).

14.6	Exclusion of Liability in Case of Knowledge

14.6.1
The Purchaser shall not be entitled to assert any claims under clause 12 if, at the Signing Date, the breach of the respective warranty under clause 12 was part of the actual knowledge (positive Kenntnis) of the Purchaser whereas the actual knowledge (positive Kenntnis) of the representatives of Purchaser as well as of the employees listed in Annex 14.6.1 as well as his advisers shall be imputed to the Purchaser, whereas the foregoing shall not apply to claims under clause 12.2.1. Section 442 BGB shall not apply.

14.6.2
Before the Signing Date, the Purchaser has been able to carry out a commercial, financial, tax and legal due diligence with regard to the Group Companies and their respective businesses and in the course of such due diligence has been provided with the documents listed in Annex 14.6.2-1 and stored on the 2 digital versatile discs (DVD) attached hereto as Annex 14.6.2-2 (copies of such digital versatile discs deposited in a sealed envelope with the officiating notary Dr. Bernhard Schaub for a period of 10 years post Signing for purposes of evidence) (hereinafter referred to as the “Disclosed Documents”)whereas such list as well as the Due Diligence Documents are of mere informational nature and the Due Diligence Documents or their content do not limit and are not considered or deemed to be disclosed against any obligations, covenants, indemnification obligations or warranties set out in this Agreement, other than as set out in clause 14.6.3.

14.6.3	Each of the warranties set forth in clause 12 shall be read with, limited by and subject to, any matter, information or item disclosed
(i) specifically against the respective warranty to the extent an Annex attached to such warranty contains respective information or matters or the wording of such warranty explicitly limits its content; and
(ii) by way of True and Fair and Disclosures in the Due Diligence Documents.

14.6.4
“True and Fair Disclosures” means that facts and circumstance are disclosed in the Disclosed Documents in such a manner, that a deviation from a certain warranty would become apparent (hätte erkennen müssen) to a prudent business man in the position of the Purchaser applying professional standards of duty and care (Maßstab eines sorgfältigen Kaufmanns)(“Professional Standards Of Duty And Care”) upon the diligent review of a single Disclosed Document or several Disclosed Documents (i) either making reference to each other and/or (ii) which a prudent business man applying Professional Standards Of Duty And Care would be reasonably expected to discover and put in context to each other.

14.6.5
Any fact, matter, information or item disclosed under any specific warranty set forth in clause 12 pursuant to clause 14.6.3 (i) shall be deemed to have been disclosed only against such specific warranty and not against any other warranty.

14.6.6	For the avoidance of doubt, no True and Fair Disclosure in accordance with clause 14.6.3 (ii) shall under any circumstances affect or limit any liability of the Sellers for breach of warranties

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in relation to (i) Taxes (clause 12.9), (ii) title to Sold Shares (clause 12.2.1), shareholding in the Group Companies and valid incorporation of the Group Companies under applicable law (clause 12.2.7), (iii) unrestricted ability of the Sellers to transact under this Agreement (clause 12.2.11) and (iv) the warranties given by Seller in clauses 12.4.2 and 12.9.

14.6.7
No disclosure contained anywhere in this Agreement shall under any circumstances affect or limit any liability of the Sellers under the indemnification obligations contained in clause 14.8 and the tax indemnities contained in clause 17.

14.6.8
Each of the warranties set forth in clause 12 are separate and independent and, other than (i) knowledge imputed to the Purchaser in accordance with clause 14.6.1 and (ii) what has been disclosed in accordance with clause 14.6.3, none of the warranties set forth in clause 12 shall be treated as qualified by any constructive knowledge on the part of the Purchaser or any of its agents, representatives, officers, employees or advisers.

14.7	Exclusion and Limitation of Liability

14.7.1	No Double Consideration and other Restrictions
Any claim of the Purchaser under or in connection with this Agreement shall be excluded if and to the extent:

a.
the claim refers to facts specifically taken into account in the amounts as reflected and shown in the 2014 Financial Statements as reserves, liabilities, depreciation or write-down (individually or as lump-sum); or

b.
the claim refers to facts specifically taken into account in the amounts as reflected and shown in the Final Effective Date Accounts as deduction item in the Final Effective Date Debt or Final Effective Date Working Capital; or

c.
the underlying facts constitute a final and binding claim of the Purchaser or a Group Company against a third party other than the Parties, including insurance companies and such claim has actually been recovered by the Purchaser or the respective Group Company from such third party (including any amounts which would have been recoverable under any insurance policy as existing on the Closing Date if the insurance coverage had been continued without change). Upon request by the Sellers, the Purchaser shall and shall procure that the respective Group Companies assign the respective aforesaid claims against the respective third party or a portion thereof (as the case may be) if and to the extent such claim has not already been taken into account and thus deducted when calculating the damage. Such assignment shall be made simultaneously (Zug um Zug) against payment of the damages by the respective Sellers.

If a Seller pays an amount in discharge of any claim and the Purchaser or a Group Company subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of the claim, the Purchaser shall pay to that Seller an amount equal to the difference between (x) the amount paid by that Seller to the Purchaser and (y) the amount that the Purchaser or the Group Company would have

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received if the amount of such recovery had been taken into account in determining the amount due by that Seller in respect of any claim in accordance with this clause 14.7.1 lit c.

d.
the claim is based on any amendment of a law, ordinance, statutes, administrative regulation, judgment, ruling, decision, permission, decree or another (administrative) act or other legal provision, each occurred after the Effective Date and having retroactive effect for periods until and including the respective date on which the warranty which is breached is given, however, limited to 50% of the respective amount of the claim.

14.7.2	No Liability in Case of Actions Taken by the Purchaser
None of the Sellers shall be liable for any facts or circumstances having occurred after the Closing Date and having caused or increased any damage relating to time periods prior to Closing or other periods for which the Sellers may be held liable if and to the extent such facts or circumstances would not have occurred without an arbitrary action or omission by the Purchaser, by a company affiliated to him or by a close person or a member of the management, an employee or representative of the Purchaser or of a company affiliated to him as of the Closing Date (verbundenes Unternehmen i.S.d. § 15 ff. AktG am Vollzugsstichtag) or of a close person (nahestehende Person i.S.d. § 15 AO) unless required by mandatory law or by Tax authorities. This, in particular but not exclusively, shall apply to a material change of the Company’s business operations caused by the mentioned persons, a change of the accounting and fiscal practice of the Purchaser or a company affiliated to him that are implemented or become effective after the Closing Date, unless required by mandatory law or by Tax authorities.

14.7.3	Time Limitation
Any claims of the Purchaser under this Agreement shall become statute-barred (verjähren) at the expiry of twenty four (24) months as of the Closing Date, unless stipulated otherwise in this Agreement. Notwithstanding the foregoing sentence

a.
claims of the Purchaser due to a breach of the warranties pursuant to clause 12.3 to 12.6, 12.8 and 12.11 to 12.12 shall become statute-barred at the expiry of eighteen (18) months as of the Closing Date;

b.	claims of the Purchaser due to the breach of warranties pursuant to clause 12.2, shall become statute-barred at the expiry of 5 (five) years as of the Closing Date;

c.	claims of the Purchaser due to the breach of warranties pursuant to clause 12.7 shall become statute-barred at the expiry of six (6) years as of the Closing Date;

d.
claims of the Purchaser due to a breach of clause 12.9 (Taxes) shall become statute-barred four (4) months after the formally and materially final and conclusive assessment (bestandskräftiger nicht unter dem Vorbehalt der Nachprüfung stehender Bescheid) of the respective taxes, however, five (5) years after the Closing Date at the latest.

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Section 203 BGB shall not apply. §§ 204 subsequent BGB shall apply.

14.7.4	Exclusion of Further Legal Consequences

14.7.4.1
The Parties agree that this Agreement finally and exclusively regulates the legal consequences in case of a breach of a warranty given by a Seller pursuant to clauses 12 and 14 as well as a breach of a rule of conduct pursuant to clause 13 and that the Purchaser is therefore only entitled to the claims regulated in this Agreement including the legal consequences regulated herein.

14.7.4.2
The Purchaser expressly acknowledges that the Sellers do not give any express or implied guarantee undertakings, warranties, representations or other initial declarations with regard to the disclosed information or other information or documents provided to the Purchaser or his advisers, unless otherwise expressly provided for herein.

14.7.4.3
If and to the extent legally permissible, any claims and rights including without limitation rights to rescind this Agreement (Rücktritt), claims for reduction (Minderung) or repayment of the Share Purchase Price, claims for damages (Schadenersatz) (including damages for non-performance (Schadenersatz statt der Leistung)) other than the claims and rights of the Purchaser regulated herein shall be excluded, irrespective of their origin, scope and legal foundation. This shall, inter alia, apply to claims for a violation of duties (Sections 311(2) and (3), 241(2) BGB (Schadenersatz wegen Verschuldens bei Vertragsverhandlungen, culpa in contrahendo)), violation of a duty under an obligation (in particular pursuant to Sections 280, 281, 282, 241 BGB), obstruction or frustration (Störung der Geschäftsgrundlage) of a contract (Section 313 BGB), avoidance (Anfechtung) due to statutory warranty provisions (in particular pursuant to Sections 437 through 441, 553 BGB) and tort as well as to any other claims that in consequence of a termination or invalidity of this Agreement may result in a change of its contents or a repayment or reduction of the Share Purchase Price, unless the claim is based on a willful deceit (arglistige Täuschung) or intentional misconduct (Vorsatz) of a Seller.

14.7.4.4
Notwithstanding anything to the contrary above, the Purchaser shall be entitled to specific performance (Primärerfüllungsanprüche) and injunctive relief (einstweiligen Rechtsschutz) in accordance with applicable statutory law in case of a breach by any Seller of its obligations under this Agreement.

14.7.5	Adjustment of Profit; No Double Relief

14.7.5.1
If and to the extent a fact constituting a claim of the Purchaser under this Agreement constitutes a fiscal or other benefit (including tax benefits) of a Group Company connected with the matter underlying the claim, the Purchaser or one of the companies affiliated to it, such benefit shall be set off against the claim (adjustment of profit).

14.7.5.2	If a Seller made restitution in kind (Naturalrestitution) or paid damages, the assertion of further contractual or legal claims for the same damage on the basis of the same

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fact or circumstance shall be excluded (i.e. the Parties agree that neither the Sellers nor the Purchaser shall have a double benefit or double disadvantage (no double counting and no double dip).

14.7.6	Section 254 BGB shall remain unaffected.

14.7.7
Nothing under this Agreement shall limit the liability of the Sellers for fraud, willful misconduct and/or intentional misrepresentation by the Sellers. In case of fraud, willful misconduct and/or intentional misrepresentation no monetary or time limitations or any other restrictions shall apply.

14.8	Indemnities

14.8.1
Subject to the other provisions set out in this clause 14.8, the Sellers as partial debtors hereby agree to fully indemnify, defend and hold harmless the Purchaser, the Purchaser’s Affiliates (including any of the Group Companies) and each of their lawful successors, permitted assigns, from and against

14.8.1.1
any and all claims of repayment as well as direct costs connected with the claims of repayment including but not limited to penalty payments, fines, interest and legal costs pursuant to or resulting from any repeal of or any other action taken by the respective competent authority in connection with any public subsidy grant or subsidy grant agreement received by the Company and the Group Companies under HSP 1, but, however, as regards the amount of repayment claims limited to the amount of (i) the HSP 1 Amount actually received by the Group according to clause 1.7.1 and (ii) the amounts received by the Group in case of a Split HSP Event in relation to HSP 1 and paid to the Joint Sellers’ Account pursuant to and in accordance with clause 1.7.3; and

14.8.1.2
any and all claims of repayment as well as direct costs which are not HSP 2 2nd Tranche Handling Costs or Recoverable HSP 2 2nd Tranche Handling Costs connected with the claims of repayment including but not limited to penalty payments, fines, interest and legal costs pursuant to or resulting from any repeal of or any other action taken by the respective competent authority in connection with funds received by the Company under HSP 2, but, however, as regards the amount of repayment claims limited to (i) the amount of the HSP 2 Amount actually received by the Group according to clause 1.7.2 and (ii) the amounts received by the Group in case of a Split HSP Event in relation to HSP 2 and paid to the Joint Sellers’ Account pursuant to and in accordance with clause 1.7.3 (the “HSP 2 Indemnification Claims”). The HSP 2 Indemnification Claims shall exclusively be brought forward against and satisfied by the HSP 2 Escrow Amount (limited recourse). Only in case the HSP 2 Escrow Amount has been used up in full Purchaser may bring forward yet outstanding HSP 2 Indemnification Claims against other assets of a Seller in accordance with the provisions of this Agreement;

14.8.1.3
such direct administration and delivery costs incurred by the Group handling the HSP 2 2nd Tranche Grant the kind of which are conclusively defined in more detail in Annex 14.8.1.3 (the “HSP 2 2nd Tranche Handling Costs”) which do not form part of any costs already reflected in the Relevant Business Plan (i.e. extraordinary costs of administration and delivery) if and to the extent (i) they exceed the amount of EUR

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200,000.00 (in words: two hundred thousand euros) (which has already been deducted as Debt, see Annex 7.1.3) and (ii) such HSP 2 2nd Tranche Handling Costs – for the avoidance of doubt, including the costs up to the amount of EUR 200,000.00 (in words: two hundred thousand euros) - have been proven in writing to the Parties` satisfaction (the “Recoverable HSP 2 2nd Tranche Handling Costs” whereas clauses 7.5.4 and 7.5.5 shall apply mutatis mutandis.

14.8.1.4
any payments and directly connected costs arising out of the termination and settlement of the employment relationship between the Group Company PROAKTIV Management Training und Beratung in Management und Verkauf Aktiengesellschaft and its former managing director Matthias von Puttkamer in excess of the amount of EUR 150,000.-- (in words: one hundred fifty thousand euros).

14.8.2
The knowledge of the Purchaser or the conduct of any investigation in relation to each Group Company or the Seller (actual, constructive or imputed) shall not in any manner affect or limit the Purchaser's right to indemnification set forth under this clause 14.8. For the avoidance of doubt, the Sellers’ liability under this clause 14.8 shall not be limited in any way by a disclosure pursuant to clause 14.6.

14.8.3
For the avoidance of doubt, the limitations set forth in clauses 14.4, 14.5 (except for clause 14.5.3 which shall apply) and 14.7.3 shall not apply to the Purchaser's right to indemnification set forth under this clause 14.8, in which case the Sellers' liability shall be limited to the amount of the Share Purchase Price, shall become time-barred in case of clause 14.8.1.1 and 14.8.1.2 and 14.8.1.3 six years after the Closing Date and in case of clause 14.8.1.4. 24 months after the Closing Date. Clauses 14.7.1, 14.7.2, 14.7.5 and 14.7.6 shall apply mutatis mutandis, except for clause 14.7.1 lit.d) which shall not apply.

14.8.4	There shall be no indemnification obligation pursuant to clauses 14.8.1.1 and 14.8.1.2 and 14.8.1.3 by Sellers if and to the extent

(i)
the indemnification obligation is based on the non- compliance with conditions (Auflagen, Bedingungen, Nebenbestimmungen) and other obligations under the respective public grant orders and public subsidy grant agreements with regard to HSP 1 and HSP 2 (in particular the proof of usage of funds (Mittelverwendungsnachweis), which is to be made and carried through after the Closing Date, unless the Group had to spend additional and extraordinary funds beyond those foreseen in the business plan attached hereto as Annex 14.8.4 (the “Relevant Business Plan”).

(ii)
in relation to the Actual HSP 2 Amount, the claim giving rise to the indemnification obligation resulted from the Group Companies’ failure to incur an expense set forth in the Relevant Business Plan that was required in order to comply with the HSP 2 2nd Tranche Grant Order.

14.8.5	As regards procedural rules clauses 14.3.2.2 para 2 to 5 as well as clause 14.3.4 shall apply mutatis mutandis.

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15	Independent Guarantee Undertakings of the Purchaser
The Purchaser hereby warrants by way of an independent guarantee undertaking pursuant to Section 311(1) BGB (selbständiges Garantieversprechen) the following:

15.1	The Purchaser has been duly established under German law, effectively exists and disposes of the required corporate power of disposal in order to hold the assets and to carry on the business.

15.2
The Purchaser disposes of the required corporate power of disposal and has been duly authorized by any and all required corporate actions to execute this Agreement and any legal transactions provided for herein.

15.3
The execution and performance of this Agreement and any legal transactions provided for herein by the Purchaser do not constitute a violation of the Purchaser’s articles of association or rules of procedure and no violation of applicable legal provisions, judgments, injunctions or other binding provisions. To the Purchaser’s knowledge there neither exist pending legal proceedings, preliminary investigations or other proceedings against the Purchaser before a court, an arbitral tribunal or an administrative authority that may prevent, modify or delay in any way the execution of the legal transactions provided for herein nor are they threatened.

15.4
On the basis of the due diligence carried out, the Purchaser is not aware of any facts or circumstances which may give rise to the accrual of claims against the Sellers pursuant to clause 12 through clause 14.

15.5
The Purchaser disposes of adequate and immediately available funds or binding financial commitments in order to pay the Share Purchase Price including any interest and to make any and all required payments under or in connection with this Agreement.

15.6
If the Purchaser breaches a guarantee undertaking pursuant to clause 15.1 through clause 15.5, it shall be obliged to indemnify the Sellers against any damage resulting therefrom. Any and all claims of the Sellers pursuant to clause 15 shall become statute-barred five (5) years after the Closing Date.

16	Indemnities and Covenants by Purchaser

16.1
In the event that insolvency proceedings are opened in respect of the Company and the insolvency administrator of the Company contests (anfechten) on the basis of Section 135 para. 1 no. 2 of the German Insolvency Act (Insolvenzordnung) the repayment of one or more of the Repayment Claims under the Shareholder Loans (including the payment of the Remaining Shareholder Redemption Amount) pursuant to and in accordance with clause 1.3 and clause 4 and claims against the Sellers to repay the received Repayment Claims to the Company, the Purchaser shall indemnify the Sellers against any such claims raised by the insolvency administrator against the Sellers.

16.2	The Purchaser covenants not to assert and procures that the Group companies do not assert any claims against managing directors, and/or the members of the board of directors of the Group

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Companies as well as the (existing and former) members of the Company’s advisory board each as listed in Annex 16.2 for time periods prior to Closing if and to the extent the Purchaser basically (dem Grunde nach) has a claim for the respective damage against the respective Seller under clause 12 subsequent of this Agreement or in case of Dr. Ingo Krocke against any Seller under clause 12 subsequent of this Agreement (in each case unless in cases of willful misconduct). Clause 12 et. seq. shall remain unaffected, for the avoidance of doubt. Besides, the managing directors shall be granted full discharge with effect on the Closing Date on the basis of the Final Effective Date Accounts.

17	Tax Indemnity

17.1
Sellers shall as partial debtors (Teilschuldner) indemnify and hold harmless the Purchaser or at the discretion of Purchaser the respective Group Company of any Taxes (but excluding, for the avoidance of doubt, deferred Taxes (latente Steuern) and notional Tax losses (such as reduction of loss carry forwards)) and reasonable external costs that are owed by the respective Group Company under the applicable laws and (i) relate to taxable periods (Veranlagungszeiträume and Erhebungszeiträume) or portions thereof ending on or before the Effective Date until the Effective Date (the “Relevant Tax Period”), or (ii) are due and payable as of the Effective Date, but have not been paid by the respective Group Company; or (iii) are caused by and / or related to the management equity participation program entered into by the Sellers, including the distribution of the Share Purchase Price among the Sellers in accordance with their internal agreements; or (iv) are caused by the Delveo Carve Out and / or the subsequent sale of the shares in Delveo GmbH on the level of the Company (whereas any gains resulting from such sale shall first be set off against any loss carry forwards); or (v) are caused by the grant and / or receipt of HSP 1 and / or HSP 2 amounts be it before, or after Effective Date, provided, however, after Effective date only (i) with respect to clause 1.7.3 only to the extent such subsidies are for the benefit of Sellers and (ii) in view of HSP II amounts received before the Closing Date to the extent the relevant tax effects resulting from such payments are reflected alongside the student periods in periods after the Effective Date (the “Indemnifiable Taxes”). Sellers' obligation under this clause 17.1 shall be referred to as the “Tax Indemnification Obligation” and claims of the Purchasers under this clause 17.1 shall be referred to as the “Tax Indemnification Claims”.

17.2	There shall be no Tax Indemnification Obligation of any Seller, if and to the extent the Indemnifiable Taxes

17.2.1	have been specifically included in the Final Effective Date Accounts or 2014 Financial Statements by means of liability, accrual or provision; or

17.2.2	have already been rendered as prepayments or otherwise paid on or prior to the Effective Date; or

17.2.3
have been caused by restructuring or reorganization matters having a retroactive effect initiated or implemented after the Effective Date except for measures which are required by the Tax authorities or otherwise compelled by mandatory law; or

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17.2.4
have either been actually recovered by the Group Companies from a third party or, if the Group Companies decide not to enforce a potential claim against a third party with respect to Indemnifiable Taxes the Group Companies have not assigned such potential claims to Sellers.

17.3	Tax Savings

17.3.1
Any Tax Indemnification Obligation of Sellers shall be furthermore reduced by the amount of any Tax Saving that is caused by the same events or based on the same facts and circumstances and is related to the respective Tax Liability, however, no double consideration, double counting or double dip should occur.

17.3.2
“Tax Saving” means the net present value (calculated on a basis of a discount rate of 6%) of any realized or reasonably expected future decrease of Tax relating to a period of 5 (five) years after the Effective Date on the basis of a with and without calculation, and which decrease may be caused without limitation, by an increase of loss carry forwards, any depreciable, amortizable or accruable item or amount relevant for the assessment of any present or future Tax, or any increase of any corporation tax credit (Körperschaftsteuerguthaben) within the meaning of Section 37 Corporation Tax Act (KStG) or similar tax credits under the tax laws of any other jurisdiction), in each case regardless of whether any such decrease is realized at the level of the Purchaser, or the relevant Group Company or by the Purchaser or any of the Affiliates of the Purchaser other than the Group Companies.

17.4	Tax Filings
In relation to the preparation of Tax Returns the following shall apply:

17.4.1
Sellers shall file (or cause the respective Group Company to file) all Tax Returns which are due to be filed by Sellers or by the respective Group Company on or before the Effective Date. The Purchaser shall file (or cause the respective Group Company to file) all Tax Returns other than those referred to in the preceding sentence. If and to the extent the Purchaser files or causes the respective Group Company to file Tax Returns which relate to periods before the Effective Date, the Sellers shall be entitled to participate in the preparation of and to review any such Tax Returns at their own expense, whereas the obligation of the management of the Group Companies to comply with their duties under applicable statutory law regarding filing of Tax Returns shall not be affected thereby.

17.4.2
In particular the following shall apply: Tax matters of the respective Group Company which could give rise to a Tax Indemnification Obligation in a Relevant Tax Period (including any remedies, pending or upcoming or threatened tax examinations or audits, investigations, reminders, adjustments, tax assessments or tax realignments, the “Tax Matters”) will only be handled, negotiated, amended or conceded by the respective Group Company and the Purchaser in cooperation with and with the consent of the respective Sellers which may not be unreasonably withheld. With regard to the handling of any Tax Matters arising out of or in connection with the HSP Matter and/or the receipt and tax treatment of the HSP 1 Amount and/or HSP 2 Amount by the Group the Parties have agreed on the principles as set forth on Annex 17.4.2 which shall be binding on the Parties. In particular, the Purchasers will (or cause the respective Group Company to) inform Sellers of any Tax Matters regarding the Relevant Tax Period without undue delay

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and Sellers will be afforded the opportunity to participate, at Sellers' own costs and expenses, in any Tax Matters for a Relevant Tax Period and be present at all discussions regarding Tax Matters for a Relevant Tax Period with the Tax authority. Sellers will be afforded the opportunity to give their comments to any Tax Matters at their own expense and to reasonably instruct the respective Group Company on how to correspond with the Tax authority regarding any such Tax Matters, unless this would constitute an unlawful action. With respect to Tax Matters, the Purchaser will (or shall cause the respective Group Company to) give legally binding declarations or make any agreements or take any other actions or measures, unless this would constitute an unlawful action, to the Tax authority only with the consent of the respective Sellers which shall not be unreasonably withheld. The Purchaser shall (or shall cause the respective Group Company to) provide Sellers with copies of all tax returns and amendments thereto and any other documents regarding the Tax Matters if filed after the Closing for the Relevant Tax Period. Failure of the Purchaser to comply with its obligations under this clause 17.4.2 shall exclude any liability of Sellers under this clause 17 only if and to the extent a failure of the Purchaser to comply has caused a Tax Indemnification Claim which would have otherwise not incurred. Besides, Section 254 BGB applies.

17.5
Without prejudice to the foregoing, the Parties agree to fully cooperate with each other in connection with any matter relating to Tax Matters including the preparation of any Tax Return, conduct of any audit, investigation or contest. Such cooperation shall include, without limitation, providing or making available all relevant books, records and documentation and the assistance of officers and employees. The Purchaser shall cause the respective Group Company to furnish to Sellers all such information as may be necessary or helpful for Sellers to prepare any Tax Return to be filed after the Closing Date, consistent with prior practice of the Sellers. Purchaser shall not and shall procure that after the Effective Date no Group Company will take, any action (including any change in the exercise of any Tax election right, the amendment of any Tax Return, the termination of any control or profit transfer agreement or tax consolidation scheme, the implementation of any acquisition structure in connection with this Agreement or the approval or implementation of any restructuring) that could give rise to any Tax Liability or result in any increase thereof, unless such action is required by law and/or tax audit.

17.6	All claims under this clause 17 shall be time-barred four (4) months after the date of the formally and materially final non-appealable assessment concerning the respective Tax.

17.7
Any respective Tax Indemnification Claims shall become due for payment five (5) business days after the Purchaser or the respective Group Company have sent a written indemnification request to the Sellers, except suspension of the enforcement (Aussetzung der Vollziehung) is granted for the relevant Indemnifiable Tax (whereas the Purchaser shall procure that each Group Company takes any steps and files any applications for suspension of the enforcement; the provision of collateral is not required by the Group Companies).

17.8
The total liability of a Seller under this clause 17 shall be limited to the amount of the Share Purchase Price allocated to such Seller, any liability shall count towards the Overall Liability Cap. Clauses 14.7.1 lit d, 14.7.5.2 and 14.7.6 shall apply mutatis mutandis.

17.9	Taxes will be reimbursed on a EUR by EUR basis. Clauses 14.4 and 14.5 (except for clause 14.5.3) shall not apply mutatis mutandis with regard to the Tax Indemnity in this Clause 17.

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17.10	Tax Refunds

17.10.1
The Purchaser shall pay to the Sellers as an additional portion of the Share Purchase Price (i) within five business days after receipt the amount of any Tax Refund received by the Purchaser, any Group Company or any of the Affiliates of the Purchaser other than the Group Companies after the Effective Date and relating to the Relevant Tax Period, except to the extent such Tax Refund was reflected as a receivable in the Final Effective Date Accounts and (ii) within five days after dissolution an amount equal to any unused Tax provision of the Group Companies (as shown in the Final Effective Date Accounts) which is dissolved in accordance with applicable statutory accounting principles (except to the extent that such Tax provision has been set off against any obligation of the Sellers to indemnify the Purchaser from any Tax Liability in accordance with Clause 17.2) and (iii) within five days after realization any Tax effects which result from or are connected with the HSP 2 Indemnification Claims and their respective satisfaction (including repayments to the respective public authorities) as well as the Recoverable HSP 2 2nd Tranche Handling Costs. Such payment obligation of the Purchaser shall be reduced by the amount of any Tax Burden related to the Tax Refund or the unused Tax provision. Any payment by the Purchaser under this clause 17.10.1 shall be repaid (i) if the Tax Refund must be repaid (be it by actual payment, by netting or by set-off), (ii) if the dissolution of any Tax provision turns out to be inappropriate under applicable statutory accounting principles or (iii) if any Tax effects which result from or are connected with the HSP 2 Indemnification Claims and their respective satisfaction (including repayments to the respective public authorities) as well as the Recoverable HSP 2 2nd Tranche Handling Costs are not realized.

17.10.2
In calculating the “Tax Burden” for purposes of this clause 17.10, clause 17.3 shall apply mutatis mutandis. The Purchaser shall promptly notify the Sellers in writing of the receipt of the Tax Refund or the unused Tax provisions. Any amount payable to the Sellers pursuant to this clause 17.10.2 shall be due and payable within five (5) Business Days after the Tax Refund has been received by the Purchaser or the Group Company or after the dissolution of the relevant tax provision. “Tax Refund” means any repayment of any Tax received by any Group Company by way of a cash payment or as credit or set-off (Verrechnung) against a Tax payable by a Group Company.

17.11	Tax Elections

17.11.1
The Sellers acknowledge that Purchaser may make an election under Section 338(g) of the Internal Revenue Code of 1986, as amended to treat the purchase of the Shares as an asset acquisition for U.S. federal income tax purposes with respect any of the Group Companies that are eligible to make such election, and the Sellers agree that they will reasonably cooperate, and – to the extent factually doable after Closing Date- that they will cause the Group Companies to reasonably cooperate, with the Purchaser to the extent reasonably requested in connection with making any such elections. Purchaser shall thereby treat the shares in the Group Companies as a C Corporation for US income tax purposes at all times through and including the Closing Date.

17.11.2
Further, Purchaser may request – to the extent factually doable after Closing Date - that the Sellers cause some or all of the Group Companies to make an entity classification election to be treated as either a disregarded entity or a partnership, as applicable, for U.S. federal income tax purposes, with the elections to be effective prior to the Closing Date. The Sellers agree that they will cause

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the Group Companies to make such elections as requested by Purchaser, provided that such elections do not have any adverse U.S. federal income tax consequences or other negative tax consequence under applicable Tax laws to the Sellers. Sellers further agree to reasonably cooperate with Purchaser in connection with making such election and that they will cause the Group Companies to reasonably cooperate with the Purchaser to the extent reasonably requested in connection with making any such elections. Notwithstanding anything to the contrary, Purchaser will not make any entity classification elections for any Group Company retroactive to a date that is prior to or on (including) the Closing Date. However, Purchaser shall be free to make any entity classification elections for a Group Company effective after the Closing Date (excluding the Closing Date).

17.11.3
Sellers do not assume any liability for any measures and actions contemplated under this clause 17.11, any liability of Sellers and their direct or indirect shareholders and investors shall be excluded to the broadest extent permissible. Any proven and adequate costs and expenses of Sellers and their direct or indirect shareholders and investors incurred in connection with clause 17.11 shall be borne and reimbursed by Purchaser. To the extent a Tax election pursuant to this clause 17.11 is detrimental to the position of Sellers or any of Sellers’ direct or indirect shareholders and investors (in particular in the form of any increased tax burden) or the Group or the tax treatment of the transaction contemplated hereunder Purchaser shall indemnify and hold harmless Sellers from any detrimental Tax effects , in particular any additional or increased Tax payments including any Tax on the indemnification payments (if any) and consequences resulting therefrom upon first demand; provided, however that the Sellers represent that none of the Group Companies will be treated as a controlled foreign corporation as defined in Section 957(a) of the Internal Revenue Code of 1986 for any period prior to and including the Closing Date, and the Sellers agree that the indemnity described in this Section 17.11.3 shall not apply to any costs incurred by the Sellers as a result of the fact that any Group Company was a controlled foreign corporation.

17.12	All payments to be made under this clause 17 shall constitute adjustments of the Share Purchase Price.

17.13	All claims of the Purchaser under this clause 17 shall exist irrespective of actual or potential knowledge of the Purchaser, related parties to the Purchaser, their respective advisors or employees.

17.14	Unless expressly stipulated otherwise, clause 17 shall exclusively govern the Tax Indemnity.

18	Non-Compete and Non-Solicit

18.1	Non-compete

18.1.1
(x) For a period of twenty-four (24) months from the Closing Date, the Sellers 4 through 9 and (y) for a period of twelve (12) months from the Closing Date Sellers 1 through 3 shall not, and the Sellers shall procure that none of their respective Affiliates shall, directly or indirectly, in all of the countries of the European Union, the United Kingdom, the United States, Canada, Brazil, Mexico, Chile, South Africa, Australia and India (the “Territories”)

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18.1.1.1
own, manage, operate, control, enable (whether by license, sublicense, assignment or otherwise) or otherwise engage or participate or be involved in any manner in the Restricted Businesses (other than through the Group Companies prior to Closing), and/or

18.1.1.2
be connected as a shareholder of or partner to any corporation, limited liability company, partnership or other entity that, directly or indirectly, engages in the Restricted Businesses or otherwise competes with the business in which any Group Company is involved or becomes involved in up to the Closing Date.

18.1.2	For the purposes of this clause 18.1.2, "Restricted Businesses" means the provision of post-secondary university or vocational education and training courses either on-ground or online.

18.1.3	The non-compete obligation pursuant to this clause 18.1 shall not apply to an acquisition by any Seller and/or any of their Affiliates of minority shareholdings of up to 5% in a listed stock company.

18.2	Non-solicitation
For a period of three years from the Closing Date Sellers shall not, and Sellers shall procure that none of their Affiliates shall, directly or indirectly:

18.2.1
actively solicit, endeavour to solicit, influence or attempt to influence any employee, customer or supplier of any Group Companies to cease doing business with the Group Companies, or with a view to direct its purchase of the Group Companies' products and/or availing of services to itself or any person, firm, corporation, institution or other entity in competition with the business of the Group Companies;

18.2.2
solicit, influence or attempt to influence any employees and directors of or any other person employed, engaged or contracted by the Purchaser and/or the Group Companies (other than employees who (i) have been given notice of termination of their employment by the respective Group Company after the Closing Date, (ii) have given notice of termination of their employment or agreed to terminate their employment with the respective Group Company without any inducement by the Sellers or any of their Affiliates, or (iii) seek for employment with any of the Sellers or any of their Affiliates as a result of general advertising or otherwise upon their own initiative) to terminate or otherwise cease such employment, engagement or contract with the Purchaser and/or the Group Companies.

Parties agree that clause 18.2 shall not apply to the Delveo Employees.

19	Confidentiality

19.1
The Parties to this Agreement undertake to maintain silence about and to keep secret and confidential (x) the contents of this Agreement as well as the previous negotiations between them for an unlimited period and (y) all information in its possession relating to the terms of this Agreement, the business, affairs, properties or operations of the other Party or in the case of the

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Sellers, also of the Group Companies ((x) and (y) together the “Confidential Information”), for a period of five years in case of Sellers 1 through 3 and ten years in case of the other Sellers commencing as of the Closing Date, provided, however, that nothing contained in this clause 19.1 shall prohibit and hinder any of the Sellers from continuing to exercise their respective professions and/or businesses (soll nicht daran gehindert sein, weiterhin seinen /ihren Beruf und/oder seine / ihre Geschäftstätigkeiten auszuüben) by making use of its/his abstract knowledge and professional expertise and experience (for the avoidance of doubt, without disclosing any Confidential Information explicitly relating to this Agreement or any Group Company) subject, however, to clause 18, which shall remain unaffected.

19.2	The contents hereof may, however, be disclosed and clause 19.1 shall not apply:

19.2.1
to employees or advisers of the respective Party or any of its Affiliates who are subject to customary or professional confidentiality obligations (it being understood that each Party shall cause its and its Affiliates' directors, officers, employees and consultants to whom such information has been disclosed to comply with the commitment set forth in clause 19.1);

19.2.2
to existing or future investors of the Sellers 1 through 2 to the extent they are subject to customary confidentiality obligations and to the extent that Sellers 1 through 2 may reasonably assume that such investors will not use this information for directly or indirectly competing with any of the Group Companies within the Restricted Business;

19.2.3	to information that is or falls in the public domain or is otherwise communicated to third parties through no fault of such Party.

19.3
If any of the Parties is obliged by mandatory provisions or requirements of any laws issued by any government or any judicial, regulatory or stock exchange authority having jurisdiction over such Party to disclose this Agreement or individual provisions hereof, such Party shall be permitted to do so. This confidentiality obligation shall not apply to a notification of the change of control as such within the scope of a press release jointly agreed upon between the Parties after the execution of this Agreement.

20	Delveo Carve-Out

20.1	Upon request of Seller 1, the Company shall do either (i) or both (i) and (ii) (with the request of Seller 1 not having to be exercised simultaneously in relation to (i) and (ii)) of the following:

(i)
the Company shall without undue delay be obligated to take and effect any measures required to spin-off / carve out the Delveo Business (including the employees (for avoidance of doubt only to the extent legally permissible and not subject to third party consent) pertaining to such business, the “Delveo Employees” ) into a new limited liability company in a tax optimized manner with a share capital in the nominal value of EUR 25,000.-- (in words: twenty five thousand euros) (the “Delveo GmbH” ) subject to approval of Seller 1 and at Seller 1’s expenses; and

(ii)	the Company shall sell and transfer all shares in Delveo GmbH to Seller 1 or a third party nominated as transferee by Seller 1 (the “Delveo Call Option” );

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whereas the request to carry out the actions and transactions set forth in items (i) and (ii) above may only validly be exercised within 24 months after the Closing Date (the “Delveo Exercise Period” ) by Seller 1 (it being understood that the Seller 1 shall together with the aforementioned request communicate the third party nominee and after such request Seller 1 or such nominee, as the case may be, shall be obliged to accept the sale and transfer of the shares in Delveo GmbH set out in item (ii) above). The purchase price for the shares in Delveo GmbH shall be EUR 25,000.-- (in words: twenty five thousand euros) and the transfer of these shares shall be subject to the payment of the purchase price. The Company shall indemnify and hold harmless Seller 1 or the nominated acquirer from any liability and claims pursuant to clause 133 UmwG in relation to the businesses retained by the Company; conversely, the Seller 1 and the nominated acquirer shall indemnify and hold harmless the Company from any liability and claims pursuant to clause 133 UmwG in relation to the Delveo Business and any other businesses conducted by Delveo GmbH. Upon the transfer being effected Delveo GmbH shall grant a non-exclusive, unlimited common license (einfache, nicht beschränkte, nicht exklusive) for the use for any students on the CP Group platform (B2B or B2C), but in any case limited to its analytics functions to the Group Companies to use the products from the Delveo Business free of charge in the territory of the Federal Republic of Germany. This implies that the Delveo GmbH provides a branded platform with all functionalities of Delveo analytics with the IUBH brand. IUBH can use this platform with all available reporting functions for its students (B2C and B2B free of charge, but will not resell the product separately. As Delveo is a web application, the IUBH branded platform is operated by the Delveo GmbH.

20.2
However, the exercise of rights of Seller 1 pursuant to clause 20.1 are subject to a payment in the amount of EUR 250,000.-- (in words: two hundred fifty thousand euros) into a joint blocked account (gemeinsames Sperrkonto) of the Seller 1 and the Purchaser (the “Delveo Blocked Account” ) after the Closing Date; whereas, an amount of EUR 200,000.-- (in words: two hundred thousand euros) shall serve as security for reimbursement of direct development costs of the Delveo Business reasonably incurred during the Delveo Exercise Period and an amount of EUR 50,000.-- (in words: fifty thousand euros) shall only serve as reserve for (i) the close down and costs related to the establishment and execution of the Delveo Call Option (and must not be used for any reimbursement of any development costs) in case Seller 1 does not exercise its rights pursuant to clause 20.1 within the Delveo Exercise Period. Seller 1 and Purchaser may only jointly dispose of any amounts credited to the Delveo Blocked Account. For the avoidance of doubt, Purchaser shall not stop or hinder the development of the Delveo Business including the investment of funds which the Delveo Employees deem necessary for the development of the Delveo Business up to an amount of EUR 200,000.-- (in words: two hundred thousand euros). For the avoidance of doubt, Purchaser shall be entitled to stop or hinder at its sole discretion the investment of funds in the Delveo Business which exceed EUR 200,000.-- (in words: two hundred thousand euros).

20.3	Seller 1 and Purchaser are obligated to release the Delveo Blocked Account only as follows:

20.3.1
Seller 1 and Purchaser, each, shall only release any amounts up to at maximum EUR 200,000.-- (in words: two hundred thousand euros) to any account designated by the Purchaser upon demonstrating the spending of respective direct costs developing the Delveo Business within the Delveo Exercise Period until the earlier of (x) the transfer of the shares in Delveo GmbH pursuant to clause 20.1 becoming effective or (y) the expiry of the Delveo Exercise Period or (z) Seller 1

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having finally abstained from exercising the Delveo Call Option (the “Delveo Call Option Withdrawal”).

20.3.2
In case of the transfer of the shares in Delveo GmbH following the exercise of the Delveo Call Option pursuant to clause 20.1, Purchaser shall be obligated to release the reminder of the Delveo Blocked Account existing at that point of time, however, in any case at least EUR 50,000.-- (in words: fifty thousand euros) to an account designated by Seller 1.

20.3.3
In case of (i) the expiry of the Delveo Exercise Period without the Delveo Call Option having been exercised or (ii) the Delveo Call Option Withdrawal , Seller 1 shall be obligated to release upon evident proof (x) an amount corresponding to the actual costs of winding up the Delveo Business, however, maximum up to an amount of EUR 50,000.-- (in words: fifty thousand euros) and (y), also, upon evident proof an amount corresponding to the respective direct costs reasonably accrued developing the Delveo Business until the expiry of (i) the Delveo Exercise Period or (ii) the Delveo Call Option Withdrawal which have not yet been reimbursed to the Purchaser.

20.3.4	If and to the extent there is a reminder after releases pursuant to clause 20.3.3 have taken place, such reminder shall be released to any account designated by Seller 1.

20.4	“Delveo Business” means the business described in Annex 20.4.

21	Costs
Each Party shall bear and pay the legal and other professional costs and expenses incurred by it in connection with the negotiation, execution and exchange of this Agreement and the performance of the obligations contemplated hereby. This also applies to income Taxes and corporate income Taxes owed by Sellers on their respective profits from the sale of the Sold Shares.
The costs for notarization of this Agreement shall be borne by the Purchaser.

22	Final Provisions

22.1	Notices

22.1.1
Any and all declarations and notices in connection herewith must be made in writing, unless notarization or another form is required under mandatory law. In order to comply with the written form requirement a sending by telefax (to the extent telefax numbers have been provided below) or letter shall be sufficient but not by way of another form of telecommunication. The electronic form, including email, does not replace the written form requirement.

22.1.2	Notices have to be addressed to:
If to the Purchaser's Guarantor:

BPP Holdings Limited

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Address:	BPP House, Aldine Place
142-144 Uxbridge Road
London W12 8AA
UK

Attn.:	Chief Executive Officer

With a copy to:

Apollo Global, Inc.
Attention:  General Counsel
4025 S. Riverpoint Parkway, MS CF-KX01
Phoenix, Arizona USA
85040

and a further copy to:

DLA Piper UK LLP
Attn.: Dr. Benjamin Parameswaran
Jungfernstieg 7
20354 Hamburg
Germany
(Fax: 0049 40 18888111)

If to the Purchaser:

Apollo Global Germany GmbH
c/o Apollo Global, Inc.

Address:	4025 S. Riverpoint Parkway
Phoenix, Arizona, USA
85040

Attention:	General Counsel

With a copy to:

DLA Piper UK LLP
Attn.: Dr. Benjamin Parameswaran
Jungfernstieg 7
20354 Hamburg
Germany
(Fax: 0049 40 18888111)

If to the Sellers:
To the Sellers’ Agent
MFBay Mittelstandsfonds Bayern GmbH
Attn: Dr. Ingo Krocke
An den Römerhügeln 1,
82031 Grünwald

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With a copy to:
AFR RECHTSANWÄLTE
Attn: Florian Aigner
Möhlstraße 2
D 81675 München .
(Fax: 0049 89 386660100)

For the avoidance of doubt, receipt by the respective Party of the SPA shall be relevant.

22.1.3	The Parties shall notify the remaining Parties of any change of their addresses stated in clause 22.1.2. Until the receipt of such notice by the other Party, the address above shall remain relevant.

22.2	Purchaser's Guarantor
The Purchaser’s Guarantor shall be jointly and severally liable for the proper fulfillment of any financial obligations of the Purchaser arising out of or in connection with this Agreement (i.e. in particular with respect to the payment of the Share Purchase Price, payment of the Earn-Out, payment of the Remaining Shareholder Redemption Amount, any payment obligations and undertakings in connection with clause 4, the indemnification obligations of Purchaser, claims for breach of warranties granted by the Purchaser), it being understood that the Sellers shall be obliged to first raise any claims against the Purchaser and only once the enforcement (Vollstreckung) of an enforceable title (vollstreckbarer Titel) attained by the relevant Seller against the Purchaser has failed shall the Purchaser’s Guarantor be obliged to fulfill the respective obligation instead of Purchaser.

22.3	Entire Agreement
This Agreement (including the Reference Deed) as well as any Annexes and documents referred to herein and which are an integral part hereof include any and all agreements and contain the entire understanding between the Parties with regard to the subject-matter hereof and supersede all former agreements, if any, existing in this regard. There do not exist any ancillary agreements of whatever nature.

22.4	Jurisdiction
If an agreement on the place of jurisdiction is permissible, the courts of Munich, Germany shall exclusively be competent for any and all disputes under and in connection with this Agreement.

22.5	Governing Law
This Agreement and the rights and obligations of the Parties hereunder shall exclusively be subject to the laws of the Federal Republic of Germany excluding German rules on conflicts of laws and the UN Convention on the Sale of Goods.

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22.6	Several Liability
Unless otherwise expressly be provided for herein, the Sellers shall be liable for the obligations hereunder, in particular for those in connection with clauses 12 through 17 as partial debtors (Teilschuldner) and they are, respectively, entitled to the rights hereunder as partial creditors (Teilgläubiger). The percentage liability of each Seller as partial debtors shall be proportionate to the portion of the Share Purchase Price allocated to the respective Seller. In case Seller 3 becomes dissolved and liquidated Seller 1 becomes liable for the obligations of Seller 3 hereunder.

22.7	No Set-Off / Right of Retention
Except as explicitly otherwise provided in this Agreement, no Party shall be entitled (i) to set off (aufrechnen) any claims it may have under this Agreement against any claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) are not disputed by the other Party or have been confirmed by final decision of a competent court (Gericht) or arbitral tribunal (Schiedsgericht) or – if claimed in legal proceedings – a decision on the rights and claims of the Party can be taken in the last oral hearing.

22.8	Amendments
Any amendment of or supplement to this Agreement, including any amendment of, or supplement to this clause 22.8, as well as any declarations given hereunder must be made in writing in order to be effective, unless notarization is required.

22.9	Assignment
Unless otherwise agreed herein, neither this Agreement nor any right, remedy, liability or obligation resulting from this Agreement must be assigned by any of the Sellers without the prior written approval of the Purchaser and by the Purchaser without the prior written approval of the Sellers (except for any assignment from the Purchaser to any of its Affiliates, which shall not require the Sellers consent).

22.10	Sellers' Agent

22.10.1	If a joint action of Sellers is required pursuant to this Agreement the Sellers hereby authorize and empower Seller 1 (“Sellers’ Agent”)
(i) to perform any acts and give any declarations necessary and required in connection therewith; and
(ii) for making and receiving payments under this Agreement (as far as permissible under applicable laws) whereby the Parties agree and clarify that this shall not be construed to be or constitute a joint and several liability (gesamtschuldnerische Haftung) of Seller 1 under this Agreement.

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22.10.2
Each Seller hereby authorizes Sellers' Agent to be his representative for giving and receiving notices under this Agreement and for executing all documents, deeds and writings and for doing all acts and deeds pursuant to the provisions of this Agreement, for and on their behalf (including execution of the Escrow Agreement and to handle all matters thereunder with the Escrow Agent).

Each Seller hereby agrees and confirms that in the event of a Party giving notice to the Sellers' Agent in the manner provided for in clause 22.1, such Party shall be deemed to have given notice to all of the Sellers.

22.10.3	All actions, waivers, consents given and omissions by the Sellers' Agent on behalf of the Sellers shall be binding on the Sellers.

22.10.4
The power of attorney contained in this clause 22.10 may be revoked by any Seller for good cause only by giving notice to the other Parties, provided, however, that and only if a new joint representative having power of attorney is validly set in place. Seller 1 shall be entitled to request such power of attorney to be transferred to Seller 2.

22.11	Severability
Should any provision of this Agreement be or become totally or partially invalid or unenforceable or should a required provision not be included in this Agreement, the validity of the remaining provisions hereof shall remain unaffected thereby. In lieu of the invalid or unenforceable provision or in order to fill in the gap, the Parties shall agree upon such legally permissible provision which most closely corresponds to the economic intention of the Parties or to what the Parties would have agreed upon according to the Agreement’s meaning and purpose if they had considered the invalidity or unenforceability of the respective provision or the gap herein. Should any provision hereof be invalid because of its territorial, factual, chronological or contractual scope of application, such provision should not be totally invalid but effective as agreed with the permissible scope which most closely corresponds to the originally agreed scope.

22.12	Copies
Each Party, the competent tax authorities, AFR RECHTSANWÄLTE, Munich, and DLA Piper UK LLP, Hamburg, each shall receive a certified copy of this deed.

This record has been read out to the individuals appearing, it has been approved by them and it has been signed by them and by the Notary autographically:
/s/ Florian Schütz
/s/ Florian Buddemeier
/s/ Sebastian Decker
/s/ Dr. Berhard Schaub

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